STATE OF NEW YORK

                            PUBLIC SERVICE COMMISSION

CASE 00-M-0095    Joint Petition of Consolidated Edison, Inc. and
                  Northeast Utilities Regarding Merger and Stock
                  Acquisition.

CASE 96-E-0897 In the Matter of Consolidated Edison Company of New York, Inc.'s Plans for
                  (1) Electric Rate Restructuring  Pursuant to
                  Opinion No. 96-12;  and (2) the Formation of
                  a Holding Company Pursuant to PSL,  Sections
                  70,  108  and  110,   and  Certain   Related
                  Transactions.

CASE 99-E-1020    Petition of Consolidated Edison Company of
                  New York, Inc. for Permission to Defer
                  Certain Capacity Costs Associated With the
                  Divestiture of Power Plants.




                              SETTLEMENT AGREEMENT

Dated: October 2, 2000


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                                TABLE OF CONTENTS

                                                                      Page

I.       BACKGROUND TO SETTLEMENT AGREEMENT.............................1

II.      RATE PLAN......................................................3

              Rate and Revenue Levels...................................4
              Applicability of Existing Rate Plan.......................7
              Disposition of Stranded Costs............................11
              Comprehensive Nature of This Agreement...................12
              Reporting................................................12
              Calculation and Deposition of Certain Earnings...........12
              Divestiture Proceeds.....................................13

III.     MERGER OF CONSOLIDATED EDISON, INC. AND NORTHEAST UTILITIES...15

              Introduction.............................................15
              Consummation of Merger Transactions......................15
              Corporate Structure Provisions...........................16
              Other Assurances.........................................17
              Allocation Net Savings from Merger.......................18
              Ownership of Generation by Nonregulated Affiliates.......21

IV.      OTHER 1997 SETTLEMENT AGREEMENT PROVISIONS....................21

              Case 94-E-0334 Rate Design Changes.......................21
              Industrial Employment Growth.............................22
              Low Income Rate Program..................................22
              Tariffs Implementing the Agreement.......................22
              Rate Design Flexibility..................................23
              System Benefits Charge Program...........................23
              Economic Development Rate Programs.......................23
              NYPA.....................................................23
              MSC/MAC..................................................24
              Retail Access Program....................................25
              Miscellaneous Tariff Changes.............................27
              Business Incentive Rates.................................27
              DC Service...............................................29
              Additional Tariff Items..................................29
              Mitigation of Market Price Spikes........................30

V.       PROVIDER OF LAST RESORT PILOT  PROGRAM........................31

VI.      MISCELLANEOUS PROVISIONS......................................33

              Binding Effect...........................................33
              Further Assurances.......................................33
              Execution................................................33


APPENDIX A - Allocation of Rate Benefits

APPENDIX B - Divestiture Proceeds Applied to Deferred Items

APPENDIX C - Con Edison Corporate Structure Conditions

APPENDIX D - Customer Service Incentive Mechanism

APPENDIX E - Electric Service Reliability Performance Mechanism

APPENDIX F - Low Income Program

                                STATE OF NEW YORK

                            PUBLIC SERVICE COMMISSION

CASE 00-M-0095             Joint Petition of Consolidated Edison, Inc. and
                           Northeast Utilities Regarding Merger and Stock
                           Acquisition.

CASE 96-E-0897 In the Matter of Consolidated Edison Company of New York, Inc.'s Plans for (1) Electric Rate Restructuring Pursuant to Opinion No. 96-12; and
                           (2) the Formation of a Holding Company Pursuant to PSL, Sections 70, 108 and 110, and Certain Related Transactions.

CASE 99-E-1020             Petition of Consolidated Edison Company of New York,
                           Inc. for Permission to Defer Certain Capacity Costs
                           Associated With the Divestiture of Power Plants.


                              SETTLEMENT AGREEMENT

         THIS SETTLEMENT AGREEMENT ("Agreement") is made the 2nd day of October 2000, by and among Consolidated Edison, Inc. ("CEI"), Consolidated Edison Company of New York, Inc. ("Con Edison" or the "Company"), Orange and Rockland Utilities, Inc. ("Orange and Rockland" or "O&R") and Northeast Utilities ("NU"), (CEI, Con Edison, Orange and Rockland and NU are collectively referred to herein as the "Companies"), the Staff of the Department of Public Service ("Staff"), and such other parties as have executed a signature page appended hereto (collectively referred to herein as the "Signatory Parties").

I.       BACKGROUND TO SETTLEMENT AGREEMENT

         Case 00-M-0095 was established by the Public Service Commission (the "Commission") to review the joint petition of Consolidated Edison, Inc. and Northeast Utilities requesting review of a merger of the companies and related actions. In Case 96-E-0897, Con Edison's Competitive Opportunities proceeding, the Commission has considered various Con Edison electric rate and restructuring matters, including the ratemaking and accounting issues relating to the proceeds

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                                       2

received by Con Edison from the divestiture of its electric generating units and the issues relating to the various phases of Con Edison's retail access program. The Commission instituted Case 99-E-1020 to address Con Edison's July 30, 1999 petition concerning over- and under-recoveries of divestiture-related capacity costs incurred prior to commencement of a NYISO capacity market.

         During collaborative discussions on the disposition of divestiture proceeds and Phase 3 of the retail access program, Con Edison, Staff and other interested parties explored the possibility of pursuing negotiations to settle some or all of the issues presented in those proceedings as part of an overall agreement that might also include an extension of Con Edison's electric rate plan and various other terms of the Amended and Restated Agreement and Settlement, dated September 19, 1997 (the "1997 Settlement Agreement"), adopted by the Commission in Case 96-E-0897,1 as well as achieve a negotiated resolution of the issues relating to the merger of Consolidated Edison, Inc. and Northeast Utilities.

         In accordance with the Commission's rules, all parties to this proceeding were notified in writing of the pendency of settlement negotiations, prior to the commencement of negotiations, and notice of the impending negotiations was served on all parties and was duly filed with the Secretary of the Commission by letter dated April 10, 2000.

         Negotiations commenced at an in-person settlement conference held by the parties on May 19, 2000. Additional settlement conferences were held weekly or bi-weekly in the months of June 2000 through September 2000. The Signatory Parties believe that this Agreement is in the public

--------
1 The terms of the 1997 Settlement Agreement were adopted, with modifications, by the Commission in Cases 96-E-0897 and 96-E-0916, Order Adopting Terms of Settlement Subject to Conditions and Understandings, issued September 23, 1997; Confirming Order, issued October 1, 1997; and Opinion No. 97-16, Opinion and Order Adopting Terms of Settlement Agreement Subject to Conditions and Understandings, issued November 3, 1997 ("Rate/Restructuring Orders").


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                                       3

interest and submit this Agreement to the Commission along with a request that the Commission expeditiously adopt the terms of this Agreement as set forth herein.

II.      RATE PLAN

         1. The existing rate plan embodied in the Rate/Restructuring Orders will be revised and extended, and will encompass the five-year period beginning April 1, 2000 and ending March 31, 2005. The first year of the revised plan ("RY4") is the twelve months ending March 31, 2001. The second rate year ("RY5") is the twelve months ending March 31, 2002. The third rate year ("RY6") is the twelve months ending March 31, 2003. The fourth rate year ("RY7") is the twelve months ending March 31, 2004. The fifth rate year ("RY8") is the twelve months ending March 31, 2005.2 The revised rate plan also establishes certain principles for its continuation beyond RY8.

         2. This rate plan covers Con Edison's rates and charges for retail electric sales and for electric delivery services. As currently effective, Con Edison's rates and charges for electric service are contained in Con Edison's
(i) Schedule for Electricity Service, PSC No. 9 - Electricity (this rate schedule and successors thereto, which are applicable to full service customers, are referred to herein as "PSC No. 9" or the "PSC No. 9 Rate Schedule"); (ii) Schedule for Retail Access, PSC No. 2 - Retail Access (this rate schedule and successors thereto, which are applicable to retail access customers, are referred to herein as "PSC No. 2" or the "PSC No. 2 Rate Schedule"); (iii) PASNY No. 4 (FERC No. 96) Delivery Service Rate Schedule Implementing and Part of the Service Agreement between the Power Authority of the State of

--------
2 The first three years of the existing rate plan, the twelve months ending March 31, 1998 ("RY1"), March 31, 1999 ("RY2"), and March 31, 2000 ("RY3") are
not affected by the revised rate plan.

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                                       4

New York (PASNY) and the Consolidated Edison Company of New York, Inc. (the Company), dated March 10, 1989, for the delivery by the Company of Power and Associated Energy to Authority Public Customers (this rate schedule and successors thereto are referred to herein as "PASNY No. 4" or the "PASNY No. 4 Rate Schedule"); and (iv) Economic Development Delivery Service No. 2 (FERC Nos. 92 and 96) Economic Development Delivery Service Rate Schedule Implementing and Part of: (a) the "Service Agreement for the Delivery of Power and Energy" between the Power Authority of the State of New York ("PASNY") and the Consolidated Edison Company of New York, Inc. ("the Company"), dated March 10, 1989, for the Delivery by the Company of Power and Associated Energy to Authority Economic Development Customers; (b) the "Agreement for the Delivery of Power and Energy from the James A. FitzPatrick Power Project" between the County of Westchester, acting through the Westchester Public Utility Service Agency and the Company, made April 24, 1987; and (c) the "Agreement between the City of New York and Consolidated Edison Company of New York, Inc. for the Delivery of Power and Energy from the James A. FitzPatrick Nuclear Power Project" between the City of New York, acting through the New York Public Utility Service and the Company, made October 23, 1987 (this rate schedule and successors thereto are referred to herein as "EDDS" or the "EDDS Rate Schedule").

         Rate and Revenue Levels

         3. The revised rate plan: (i) preserves and makes permanent the rate reductions that were scheduled to be provided for RY5 under the
Rate/Restructuring Orders; (ii) further reduces rates and, therefore, the revenues that Con Edison will receive in RY4 and RY5, compared to the levels it would have received had the existing rate plan remained in effect, and continues those


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                                       5


reduced rate levels through RY8; (iii) provides further short-term and long-term rate reductions through application of the remaining net divestiture proceeds that have not yet been applied for the benefit of consumers; (iv) allocates in a reasonable manner the expected synergy savings resulting from the CEI/NU merger and provides reasonable reductions and credits to all consumers of Con Edison and Orange and Rockland; and (v) expands and strengthens the framework for the transition to competition established in the Rate/Restructuring Orders.

     4. Following Commission approval of this Agreement, the Company will reduce electric distribution rates by $170 million on an annual basis effective no earlier than October 1, 2000. The rate change will be effectuated as soon as practicable after issuance of the approval order by the Commission. The amount of rate reductions associated with the period from the first day of the month preceding the month in which this Agreement is approved (but no earlier than October 1, 2000) until the effective date of the rate reduction will be deferred on the Company's books and set aside for customers' benefit.3

     5. Electric rates will be further reduced in accordance with Section III hereof to reflect synergy savings from the CEI/NU merger.

     6. The rate reductions scheduled for RY5 under the existing rate plan will be implemented as set forth in Sections II.5 and II.13(i) of the 1997 Settlement Agreement. The $170 million rate reduction and the rate reductions set forth in
Section III hereof will be applied to the Company's PSC No. 9, PSC No. 2, PASNY No. 4 and EDDS Rate Schedules based on the classes' respective contributions to transmission and distribution revenues and further allocated among classes of customers served under the Company's PSC No. 9 and PSC No. 2 Rate

--------
3 For example, if the Commission were to approve this Agreement on November 15, 2000, and the rate change could be effectuated on December 1, 2000, the amount of the rate reductions associated with the period October 1 to November 30, 2000 would be deferred for customers' benefit.


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                                       6


Schedules based on their respective contribution to total distribution revenues under the PSC No. 9 and PSC No. 2 Rate Schedules. Rate reductions will be applied to the distribution component of rates.

     7. Rates for all service classes in the PSC No. 9 rate schedule will be reduced under the revised rate plan. The allocation of these rate benefits to the affected customers is set forth in Appendix A hereto.

     8. The rate benefits reflected in Appendix A may be increased during the period covered by the revised rate plan. Additional benefits can be derived from, among other things, the implementation of recent utility tax reform in New York, from net gains from further sales of generating plants and other utility property no longer required for utility use, from certain existing ratepayer credits recorded on the Company's books, from other revenues such as property tax refunds and from the efficiency benefits of a properly functioning competitive electricity market. Legislation has recently been enacted to reform the method of utility taxation in New York State from a gross revenue-based method to an income-based method.4 Savings resulting from such legislation and further tax reform savings, if achieved, will benefit ratepayers. While it is difficult to predict the extent of the efficiency savings that will be produced by competition, those savings ultimately achieved should generally accrue to all.

     9. Other than as provided in the Rate/Restructuring Orders and in this Agreement, the base transmission and distribution rates established in the Company's PSC No. 9, PSC No. 2, PASNY No. 4, and EDDS Rate Schedules for RY4 through RY8 in compliance with the Commission order approving this Agreement will neither be increased nor decreased prior to

--------
4 Chapter 63 of the Laws of 2000.

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                                       7


April 1, 2005. The Company's "base transmission and distribution rates" do not include a fuel adjustment, Market Supply Charge, or Monthly Adjustment Clause (covering various production-related costs), the Statement of Percentage Increase in Rates and Charges (covering revenue and similar taxes), the Statement of Case 96-E-0897 Adjustments (Paragraph II.12(vi) herein) and any system benefits charge (Section II.26 of the 1997 Settlement Agreement and Paragraph IV.6 herein). It is understood that the rate reductions provided herein are contingent upon continued recovery by the Company of all prudently-incurred costs, including embedded costs of retained generation, currently reflected in the Company's Monthly Adjustment Clause, except as such costs may be adjusted for scheduled RY5 rate reductions, for cost reductions resulting from future sales of generation facilities and from post-RY5 restructuring and/or buyouts of power purchase contracts with non-utility generators ("NUGs"), for disallowance of imprudently-incurred replacement costs relating to Indian Point 2 (as set forth more fully in Paragraph IV.9 of this Agreement) and for reallocation of steam-related costs to steam customers pursuant to a Commission determination in Case 99-S-1621. Nothing herein is intended to address recovery of such steam-related costs in electric rates beyond RY5. The revised rate plan precludes the Company from increasing rates due to increased costs or lower sales levels prior to April 1, 2005, except as provided in Paragraphs II.12 and II.13 of this Agreement.

         Applicability of Existing Rate Plan

         10. Con Edison's current electric rates are governed by the Rate/Restructuring Orders. The fourth year in the current rate plan is the twelve months ending March 31, 2001 and the fifth year is the twelve months ending March 31, 2002. Therefore, the fourth and fifth rate years of the existing rate plan cover the same twenty-four months as the first and second rate years of the

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                                       8



revised rate plan. The parties agree that, in light of the revised rate plan, the provisions of the current rate plan prescribing overall electric revenue levels for Con Edison for the twelve months ended March 31, 2001 and March 31, 2002, will be amended by this Agreement.

     11. Except as modified below, the applicable provisions of Sections II.9 through II.18 of the 1997 Settlement Agreement will remain in effect through RY8 (and, where applicable, thereafter), and are incorporated into this Agreement.

     12. Sections II.9 and II.10 of the 1997 Settlement Agreement are incorporated herein without modification. Section II.11 of the 1997 Settlement Agreement is deleted and replaced as follows: The Company's PSC No. 9, PSC No. 2, PASNY No. 4, and EDDS base electric rates are subject to adjustment prior to March 31, 2005 for the following:

(i) If any law, rule, regulation, order, or other requirement or interpretation (or any repeal or amendment of an existing rule, regulation, order or other requirement) of a state, local or federal government body (including a requirement or interpretation resulting in Con Edison's refunding its tax-exempt debt and including income or other state, local and federal tax and state, local and federal fees and levies but excluding local property tax), results in a change in Con Edison's annual electric utility costs, compared to the levels in the year 1999, in excess of $7.5 million in any year, Con Edison will defer on its books of account the total effect of all such annual cost changes in excess of $7.5 million, with any such deferrals to be reflected in rates as set forth in this paragraph.

(ii) Con Edison's total local property taxes are estimated to be $529.2 million in RY4, $545.2 million in RY5, $554.2 million in RY6, $573.6 million in RY7, and $593.7 million in RY8. These rate-year estimates will be adjusted for the purposes of this subparagraph solely to reflect reductions in property taxes actually experienced due to the retirement, sale or transfer of generating units, the sale of potential generating sites authorized in the Commission's May 3, 1999 order in Case 96-E-0897, and the sale of parcels

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                                       9


     adjoining the Waterside Generating Plant or any other property having a market value of more than $10 million (and the timing of such sales and transfers compared with the estimates). Con Edison will defer on its books of account the full amount of its actual total property taxes above these estimated total levels (as adjusted as per the preceding sentence), with any such deferrals to be reflected in rates as set forth in Paragraph II.12(vi) of this Agreement. Any decrease in actual total property taxes below these total estimated levels will be deferred for the benefit of ratepayers as determined by the Commission. The foregoing excludes the effects of property tax refunds. Eighty-six percent of any property-tax refund received by the Company in the RY4 through RY8 period will be deferred for the benefit of customers; the remaining 14 percent will be retained by the Company.

     The deferral, recovery and retention of property taxes set forth above shall be subject to an annual showing by the Company to the Staff of the ongoing efforts to reduce its property tax burden.

(iii)Con Edison will defer on its books of account and reflect in rates as prescribed by this paragraph the following environmental costs: (i) site investigation and remediation ("SIR") costs for electric operations in excess of $5 million annually (SIR costs are the costs Con Edison incurs to investigate, remediate, or pay damages (including natural resource damages but excluding personal injury damages) with respect to industrial and hazardous waste or contamination, spills, discharges and emissions for which Con Edison is responsible. SIR costs do not include fines, penalties, punitive damages, and imprudence disallowances by the Commission); and (ii) environmental compliance, prevention and improvement costs (excluding SIR costs) in excess of $10 million in annual revenue requirement (i.e., expenses plus carrying charges on capital additions not reflected in the Company's 1999-2004 capital forecast) (these costs are the costs of complying with legislative, regulatory, judicial or other government rules or policies, including consent decrees, related to the environment, and the costs of proactive environmental initiatives not required by law, undertaken either by the Company alone or in conjunction with others to improve the environment). Any

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                                       10

     costs deferred under this subparagraph will be net of recoveries of these costs under insurance policies or from third parties.

(iv) If in any rate year covered by the rate plan, the GDP Implicit Price Deflator (exclusive of energy costs) as measured by Blue Chip Economic Indicators increases by an amount greater than four percent, Con Edison will, in such rate year, defer on its books of account an amount equal to the product of the actual experienced percentage increase above 4 percent times the escalation base in effect for that rate year, with such deferred amount to be reflected in rates as set forth in this paragraph; provided, however, that any such deferrals will be limited to the amount by which the Company's actual expenses for that rate year exceed the escalation base assumed for that rate year. The escalation base in RY4 will be $1,025 million; the escalation base in RY5 through RY8 will be the escalation base in RY4 increased by the actual percentage increase in the GDP Implicit Price Deflator in the succeeding rate year or rate years, except that the escalation base will be reduced to reflect reductions in operations and maintenance production expenses due to the retirement, sale or transfer of generating units. Expenses deferred under this subparagraph will be deferred in each succeeding year through RY8 but such succeeding deferrals will be netted against the amount by which escalation in a succeeding or preceding rate year falls below four percent multiplied by the escalation base for that year. If the GDP Implicit Price Deflator is no longer published or is re-constituted so as to make it unusable, a suitable alternative means of inflation measurement will be determined by the Commission.

(v) Deferrals of extraordinary expenses, including extraordinary operating and maintenance or capital costs, not covered by subparagraphs (i) through (iv) above, will be on petition to the Commission and subject to such materiality and other standards as may then apply.

(vi) Unless the Commission specifies otherwise, amounts deferred on Con Edison's books of account prior to RY6 under this Agreement, as well as under the 1997 Settlement Agreement as amended herein, whether they are credits or debits, will be reflected in rates through rate adjustments to be implemented in RY6 of the rate plan. Deferred debits or credits remaining on

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                                       11

     the Company's books after RY8 will be reflected in rates set after March 31, 2005 in a manner to be determined by the Commission. Interest will be applied to all deferred debits and credits at the Commission-determined unadjusted customer deposit rate. Any rate adjustment effective under this paragraph may be implemented pursuant to the "Statement of Case 96-E-0897 Adjustments" under the Company's rate schedules. Such rate adjustments will be based on each class' relative contribution to electric distribution revenues; generation-related costs will not be allocated to the PASNY No. 9 and EDDS Rate Schedules.

     13. Section II.12 of the 1997 Settlement Agreement is deleted and replaced as follows:


     If a circumstance occurs which, in the judgment of the Commission, so threatens the Company's economic viability or ability to maintain safe a nd adequate service as to warrant an exception to this undertaking, Con Edison shall be permitted to file for an increase in base electricity rates at any time under such circumstances. Con Edison may seek a general rate increase should its forecast return on common equity fall below 8 percent.

     The parties recognize that the Commission reserves the authority to act on the level of Con Edison's base electricity rates pursuant to the provisions of the Public Service Law should it determine that intervening circumstances have such a substantial impact upon the range of Con Edison's earnings levels or equity costs envisioned by this Agreement as to render the Company's electric rates unjust or unreasonable for the provision of safe and adequate service.

         Disposition of Stranded Costs


         14. Section II.13 of the 1997 Settlement Agreement is amended by deleting Paragraph 13 (iii) thereof.

         15. Section II.14 of the 1997 Settlement Agreement is incorporated herein without modification.

         16. Section II.15 of the 1997 Settlement Agreement is incorporated herein without modification, but is clarified to provide that Con Edison will be given a reasonable opportunity to recover stranded and strandable costs remaining at March 31, 2005, including a reasonable return on investments, under the parameters and during the time periods set forth therein.

         Comprehensive Nature of This Agreement

         17. Section II.16 of the 1997 Settlement Agreement is incorporated herein without modification, but is clarified to provide that the revised rate plan under this Agreement is intended as a comprehensive resolution of the Company's revenue requirement through RY8.

         Reporting

         18. Section II.17 of the 1997 Settlement Agreement is modified as follows:
The Company will report to the Commission Staff, and to other parties requesting such reports, no later than 90 days after the close of RY5 through RY8, the utility common equity earnings and supporting computations for the preceding rate year.

         Calculation and Disposition of Certain Earnings

         19. Section II.18 of the 1997 Settlement Agreement is deleted and replaced as follows:

                  The Company will calculate its rate of return on common equity capital following RY5 through RY8. The Company will allocate the revenue equivalent of its earnings in excess of 12.9 percent for RY5 and in excess of 11.75 percent for RY6 through RY8 as
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                                       13


                  follows:  50 percent will be retained by the investors;
                  50 percent will be applied to the benefit of utility customers through rate reductions or as otherwise determined by the Commission. The earnings for any rate year will be calculated on a per books basis excluding the effects of (i) Company incentives including, but not limited to, incentives prescribed by Paragraph II.12(ii) (property tax refund incentives) and Paragraph II.15 (NUG cost mitigation incentives) herein; merger synergy savings allocated to shareholders; incentives provided under the Company's MAC as may be amended from time to time; and the retention of $50 million in accordance with Section II.13(v) of the 1997 Settlement Agreement, and (ii) Commission disallowances of costs directly resulting from imprudence, penalties assessed against the Company by governmental agencies, payments incurred pursuant to Appendices D and E hereof and write-offs relating to pre-ISO capacity costs pursuant to Paragraph II.21 herein. In calculating earned return for RY7 and RY8 to determine if sharing is to be implemented, the Company will include amounts by which its earnings fell below the sharing targets (excluding the effects of incentives) in the preceding rate year or two rate years (i.e., the preceding year for RY7 and the preceding two rate years for RY8).

         20. As set forth in Appendices D and E, the sharing thresholds for RY6 through RY8 set forth in the preceding paragraph are subject to a maximum upward adjustment of 25 basis points (0.25 percent) based upon superior operating performance achievements.

         Divestiture Proceeds

         21. The net after-tax gain available to customers resulting from the sale of certain fossil generating station bundles (Ravenswood, Arthur Kill, Astoria and Bowline) is currently estimated to be $303.9 million. Customers will receive the benefit of such gain in the following manner:

                  (i) $103.8 million ($159.7 million pre-tax) will be applied as an offset to estimated existing deferred debits (amounts owed the Company by customers) shown on Appendix B hereto and, therefore, avoid the otherwise required future rate increases.

                  (ii) $7.8 million ($12 million pre-tax) will be set aside as a partial funding source for low-income ratepayer programs.

                  (iii) The balance, $192.3 million, will be applied as a credit to distribution plant balances resulting in an immediate and long-term rate benefit. This amount is subject to change as the underlying estimates are replaced with actual information.

                  The Company will supply Staff with the accounting entries necessary to effectuate the above provisions within 30 days of approval of the Settlement.

                  The $303.9 million of estimated net gains is premised on the following ratemaking principles:

o The Company will set aside $12 million to fund site separation work on the divested plants. This amount will be reconciled as actual expenditures are made with any excess funding returned to ratepayers and all expenditures in excess of the amount deferred for future collection as determined by the Commission.

o $30 million of pension costs attributed to the voluntary retirement program implemented because of divestiture (VRISO) will be amortized over a 15 year period beginning October 1, 2000.

o Claims for Injuries and Damages (including Workers Compensation) associated with the divested plants will continue to be recovered through Con Edison's electric rates under the existing Commission practice of allowing in rates the actual level of payments to recipients even though the property where the injury occurred is no longer owned by the Company and even if the Company no longer operates generating plants and/or sells electric energy. As the Company accounting practice is to expense the total expected liability, the Company is authorized to establish a regulatory asset for its reserve for Injuries and Damages. Such regulatory asset will be drawn down as payments are made and reflected in rates. This ratemaking principle will not increase rates, but will provide a matching between the expense recognition and rate recovery for Injuries and Damages.

o Any subsequent change in the level of Federal, State or local taxes that were assumed in the calculation of the net gain will be deferred for the benefit of, or collection from, ratepayers.

o However, any IRS ruling on the treatment of Investment Tax Credits and excess deferred taxes will be assumed to be effected in the revised rate plan.

o Effective upon Commission approval of this Agreement, Con Edison withdraws, with prejudice, its Petition in Case 99-E-1020 relating to pre-ISO capacity costs associated with divestiture. The Company will be permitted to recover these pre-ISO costs through its share of excess earnings during the rate plan. If sufficient excess earnings do not materialize during the rate plan, the Company will write-off any remaining balance so that there will be no balance by the end of RY8. Such write-off will be excluded from the determination of excess earnings under Paragraph
                      II.19 of this Agreement.

III.     MERGER OF CONSOLIDATED EDISON, INC.
         AND NORTHEAST UTILITIES

         Introduction

         1. This Agreement provides the framework for the business merger ("Merger") of CEI and NU - - in a holding company form to be effectuated by CEI's acquisition of NU's common stock and a merger between NU and a subsidiary of CEI, such that NU survives and becomes a wholly-owned subsidiary of CEI. The Agreement provides for rate reductions or credits for all the electric, gas and steam customers served by Con Edison and the electric and gas customers served by Orange and Rockland (both are subsidiaries of CEI). Ultimately, the full future synergistic effect of the Merger will be reflected in the cost of service of Con Edison and Orange and Rockland, resulting in benefits to consumers that would not have been available absent the Merger.

         2. This Agreement also contains customer protections related to the Merger. These protections include provisions on affiliate transactions and standards of competitive conduct that govern the relationship among the utility subsidiaries, the holding company, and other unregulated affiliates. In addition, the Agreement contains explicit financial disincentives to Con Edison if it fails to meet stipulated levels of customer service quality and electric service reliability.

         Consummation of Merger Transactions

         3. Corporate Transactions. The Signatory Parties agree that CEI and NU may consummate the Merger and that the Commission should authorize the Merger as being in the public interest. To effect the Merger, CEI may acquire 100% of the common shares of NU, and CEI will merge with its subsidiary, new Consolidated Edison, Inc. ("New CEI"), such that New CEI will survive and ultimately become the new parent holding company. New CEI's subsidiary, "N Acquisition LLC" will merge into NU such that NU will survive and become a wholly-owned subsidiary of New CEI. The authority granted to the Companies to consummate the Merger is permissive in that nothing in this Agreement will require the Companies to consummate the Merger.

         4. Transfer of Assets. The Companies have not identified the need for any transfer of assets, requiring Commission approval, to effectuate the Merger. This Agreement will not be construed as authorization for any transfer of assets otherwise requiring Commission approval. 5

--------
5 The Company expects to transfer at no cost office equipment, furniture and other assets to the service company or companies established pursuant to the Public Utility Holding Company Act of 1935, which will be considered "regulated" affiliates or subsidiaries for purposes of the corporate structure conditions set forth in Appendix C.

         Corporate Structure Provisions

         5. For Con Edison, corporate structure conditions were originally established in the Rate/Restructuring Orders and, thereafter, were modified in Case 98-M-0961, when the Commission approved the terms of the March 8, 1999 Settlement Agreement pertaining to CEI's acquisition of O&R. (See Appendix A to O&R Merger Order, "Revised Con Edison Corporate Structure Conditions.")6 To ensure that customers are adequately protected following the Merger, the Signatory Parties agree that, upon consummation of the Merger, the "Revised Con Edison Corporate Structure Conditions," set forth in the Settlement Agreement in Case 98-M-0961, will be superseded by the corporate structure conditions set forth and made a part of this Agreement in Appendix C hereto entitled, "Con Edison Corporate Structure Conditions As Revised in Case 00-M-0095."

         6. For O&R, corporate structure conditions were originally established in Case 96-E-0900 when the Commission adopted the terms of the November 6, 1997 O&R competitive opportunities settlement entitled "Electric Rate and Restructuring Plan"7 and, thereafter, were modified by the O&R Merger Order, (see Appendix B to O&R Merger Order, "Revised O&R Standards Of Competitive Conduct," and Appendix C to O&R Merger Order, "Revised O&R Affiliate Relations Conditions"). CEI agrees that it will cause O&R to implement modifications to the O&R corporate structure conditions, consistent with the revisions made to the Con Edison corporate structure conditions that are set forth in Appendix C, within 90 days following consummation of the Merger, with appropriate prior notice to O&R's electric and gas customers and review by the Commission or its Staff.

--------
6 Case 98-M-0961,  Order Authorizing  Merger,  April 2, 1999 "(O&R Merger
Order").

         Other Assurances

         7. Customer Service. The Customer Service Incentive Mechanism, set forth in Appendix D to this Agreement, will replace Con Edison's Service Quality and Reliability incentive included in Appendix G to the 1997 Settlement Agreement in order to provide enhanced incentives for the maintenance of customer service levels. Con Edison's gas customer service incentive program and Orange and Rockland's existing electric and gas customer service incentive programs will not be modified by this Agreement.

         8. Reliability. The Electric Service Reliability Performance Mechanism, set forth in Appendix E to this Agreement, will replace Con Edison's Service Quality and Reliability incentive included in Appendix G to the 1997 Settlement Agreement in order to provide enhanced incentives for the maintenance of electric service reliability levels. Con Edison's existing gas safety and service reliability incentive program and Orange and Rockland's existing electric reliability and gas safety and service reliability incentive programs will not be modified by this Agreement.

         9. Labor. (a) No Con Edison employees represented by Local 1-2 will be transferred involuntarily out of New York during the term of this Agreement as a result of the merger of Con Edison and Northeast Utilities. It is understood and recognized that job functions may be moved to and from New England; however, Con Edison employees represented by Local 1-2 would not be moved to New England without the consent of the employee, Local 1-2 and Con Edison. If any significant job functions currently being performed by Con Edison employees represented by Local 1-2 are moved to a CEI service company, and a majority of the Con Edison

--------
7 Case 96-E-0900, Order Adopting Terms of Settlement, November 26, 1997.

employees performing those functions become employed by that service company, the service company will assume the applicable terms and conditions of the collective bargaining agreement between Local 1-2 and Con Edison for the former Con Edison employees performing those functions.

                  (b) Regarding any further divestiture of Con Edison's electric generating plants, either fossil or nuclear, during the term of this Agreement, Con Edison will require the buyer of any such generating plant to assume the applicable terms and conditions of the collective bargaining agreement with Local 1-2, UWUA in effect at the time of the sale and to make the same other commitments relating to union-represented employees as the buyers of the fossil electric generating plants were required to make in connection with their purchases of those plants.

         Allocation of Net Savings from Merger

         10. The consolidation of similar functions and processes and other savings opportunities as a result of the Merger will enable Con Edison and Orange and Rockland to achieve net post-merger benefits for their customers (after reflection of merger costs). Con Edison's and Orange and Rockland's ratepayers will receive an allocation of the net synergy savings anticipated to result from the Merger over the ten-year period of April 1, 2001 through March 31, 2011. The ratepayer share of the net savings will be in the form of permanent rate reductions or credits, as set forth below, to be implemented following consummation of the Merger. The rate reductions or credits will reflect the annual impact of the ratepayer share of the present value of such savings as are projected to inure to the benefit of utility operations of Con Edison and Orange and Rockland.

         11. Con Edison Rate Reductions and Credits to Ratepayers. Con Edison will reduce rates for electric service in the amount of $18,480,000 on the later of April 1, 2001 or the effective date of the Merger. As soon as practicable after the effective date of the Merger, but no earlier than April 1, 2001, Con Edison will make accruals on its books of account sufficient to result in benefits to gas ratepayers totaling $3,422,000 annually. As soon as practicable after the effective date of the Merger, but no earlier than April 1, 2001, Con Edison will make accruals on its books of account sufficient to result in credits for the benefit of steam ratepayers in the sum of $913,000 annually. The credits to gas and steam ratepayers shall continue for a maximum period of ten years or until such earlier time that gas and steam rates reflect the allocation of such net savings benefits to ratepayers. Such credits will be available for disposition by the Commission at such time and in such manner as shall be determined by the Commission upon appropriate notice to Con Edison's gas and steam consumers.

         12. Orange and Rockland Credits to Ratepayers. As soon as practicable after the effective date of the Merger, but no earlier than April 1, 2001, Orange and Rockland will make accruals on its books of account sufficient to result in credits for the benefit of electric ratepayers in the sum of $1,151,000 annually. As soon as practicable after the effective date of the Merger, but no earlier than April 1, 2001, Orange and Rockland will make accruals on its books of account sufficient to result in benefits to gas ratepayers totaling $377,000 annually. The credits to electric and gas ratepayers shall continue for a maximum period of ten years or until such earlier time that electric and gas rates reflect the allocation of such net savings benefits to ratepayers. Such credits will be available for disposition by the Commission at such time and in such manner as shall be determined by the Commission upon appropriate notice to Orange and Rockland's electric and gas customers.

         13. Future Ratemaking Principles. In the event that new rate levels designed to set overall revenues for Con Edison's gas or steam operations or Orange and Rockland's electric or gas operations are established between January 1, 2001 and five years following the consummation of the Merger, the shareholders' portion of the synergy savings will be recognized and imputed to cost of service. The amount of such annual imputation will be $3,422,000 for Con Edison gas operations; $913,000 for Con Edison steam operations; $1,151,000 for Orange and Rockland's electric operations and $377,000 for Orange and Rockland's gas operations. Such imputation will be premised on a showing by Con Edison or Orange and Rockland that the applicable cost of service has been reduced by achieved synergies of more than the projected synergies; otherwise, the imputation will be limited to preserve the intent of this Agreement. Beyond five years following consummation of the Merger, Con Edison or Orange and Rockland may request continuation of the sharing formula described herein for all Con Edison and O&R services (with the amount of the annual imputation for Con Edison electric operations set at $18,480,000). In the event any earnings caps or sharing mechanisms are in effect for Con Edison or Orange and Rockland during the ten year period following the consummation of the Merger, the shareholders' portion of the synergy savings recognized and imputed to cost of service, as identified above, will be excluded from such calculations.

         Ownership of Generation by Nonregulated Affiliates

         14. The Signatory Parties recommend that the Commission's Statement of Policy Regarding Vertical Market Power, issued July 17, 1998 in Cases 96-E-0900, et al., be applicable to any generating facilities, other than distributed generation units, to be acquired or constructed in New York State by any unregulated affiliate of New CEI.

         15. New CEI will commission a market power study for unregulated electric commodity services, encompassing the states with regulated affiliates of New CEI, to be completed within two years of the Merger. The study, which will be submitted to the Commission and served on the parties, will be performed by an independent market power expert approved by the Commission's Staff. The scope of the study will be developed in consultation with the Commission's Staff.

IV.      OTHER 1997 SETTLEMENT AGREEMENT PROVISIONS

         Except as modified below, the applicable provisions in Sections II.19 through II.34 of the 1997 Settlement Agreement will remain in effect through RY8 (and, where applicable, thereafter), and are incorporated into this Agreement.

         Case 94-E-0334 Rate Design Changes

         1. Section II.19 of the 1997 Settlement Agreement is amended as follows: For each year through RY8, the Company will file rates to increase the customer charge applicable to Rate I of SC Nos. 1, 2, and 7 and Rate III of SC No. 7 annually by $0.57 per month. To maintain revenue-neutrality, the increase in revenues due to the customer charge increase will be deducted from the per kWhr delivery charge for the affected service classification.

         Industrial Employment Growth

         2. Section II.22 of the 1997 Settlement Agreement is continued and supplemented as follows: Beginning RY4 and continuing through RY8, the Company's Industrial Employment

Growth Rate will continue to provide approximately the same level of rate reductions provided to IEGC customers in RY4 prior to the rate reductions provided by this Agreement. Beginning in RY5, the reduction will be applied to the distribution portion of the bill. No new customers will be added to the program beginning October 1, 2000. Any variations between actual revenue shortfalls for the program and the revenue reduction level attributable to the program per Section II.5 of the 1997 Settlement Agreement will be deferred and reconciled through September 30, 2000.

         Low Income Rate Program

         3. Section II.23 of the 1997 Settlement Agreement is amended as follows: Con Edison's electric low-income programs established in 94-E-0964 and continued in the Settlement Agreements approved in Cases 96-E-0897 and 98-M-0961 will be supplemented and modified, as described in Appendix F.

         Tariffs Implementing the Agreement

         4. Section II.24 of the 1997 Settlement Agreement is deleted and replaced as follows: Except as otherwise specified in this Agreement, tariff changes required to implement the Agreement terms will be filed at least 30 days prior to their proposed effective date and will be subject to review in accordance with procedures generally applicable to compliance tariff filings.

         Rate Design Flexibility

         5. The provisions of Section II.25 of the 1997 Settlement Agreement will continue through RY8, except that the Company will not propose during the term of this Agreement to reallocate revenues among customer groups based on changes in the cost of service.

         System Benefits Charge Program

         6. Section II.26 of the 1997 Settlement Agreement is continued and supplemented as follows: Funding for the current system benefits charge ("SBC") program through RY4 will continue as specified in Section II.26 of the 1997 Settlement Agreement, and Appendix B of the 1997 Settlement Agreement is incorporated herein to the extent applicable. Funding of SBC programs in the future will be determined by the Commission, with the full amount of SBC funding in such period to be collected and recovered through a new, separate SBC charge. Economic Development Rate Programs

         7. Section II.28 of the 1997 Settlement Agreement is continued and supplemented as follows: The Area Development Rate (ADR), Economic Development Zones (EDZ), and Business Incentive Rate (BIR) rate programs will be adjusted to provide customers enrolled in these programs on or before March 31, 2001 with approximately the same level of bill reductions provided to these customers in RY4 prior to the rate reductions provided by this Agreement. For customers that commence receiving BIR rates on or after April 1, 2001, the level of bill reductions will equal 75% of the above bill reductions. Beginning in RY5, reductions will be applied to the distribution portion of the bill.

         NYPA

         8. Section II.31 of the 1997 Settlement Agreement is incorporated herein with the following modification and clarifications: (a) reimbursement of NYPA incremental costs for in-City capacity will continue to be made only with respect to the period through RY5; (b) exemption from stranded generation costs for PASNY No. 4 customers will continue to the extent that the weather-adjusted contribution of the PASNY No. 4 customers to the franchise area peak load does not exceed the peak load stated in Appendix E of the 1997 Settlement Agreement for each year specified; (c) the 185 MW cap on exemption from stranded generation costs for EDDS customers will be increased by 50 MW (i.e., the exemption will continue to the extent that the aggregate allocations to the EDDS customers do not exceed 235 MW); provided, however, that 20 MW of such 50 MW increase will be contingent upon an agreement by Con Edison and Visy Paper (NY) to terminate their December 1995 Electric Service Contract (and Con Edison agrees to enter into such an agreement) and the transfer of Visy Paper
(NY) to EDDS service; and (d) exemption of customers served under PASNY No. 4 as of October 1, 1996 for stranded generation capacity costs will continue, subject to the conditions set forth in the 1997 Settlement Agreement, irrespective of the Con Edison tariff under which they receive service.8

         MSC/MAC

         9. Section II.32 of the 1997 Settlement Agreement is incorporated herein to the extent applicable. Beginning May 1, 2000, the fuel adjustment clause was replaced by the Market Supply Charge (MSC)/ Monthly Adjustment Clause
(MAC) mechanism (with modified incentive levels) as described in the Company's applicable tariffs. Beginning in the first rate year after Indian Point 2 is returned to service following replacement of the steam generators, the current monthly incentive/penalty cap of $833,333 will be eliminated from the MAC, but the $10 million annual sub-cap will be retained. The Company will continue to recover at least through RY8 all prudently-incurred costs, including the embedded costs of retained generation, currently reflected

--------
8 The term "transportation/delivery charge" as used in Section II.31 of the 1997 Settlement Agreement, as well as the term "transportation/delivery component" as used in Sections II.29 and III therein, is equivalent to the MAC described in the PSC No. 9 Rate Schedule, as may be amended from time to time.

in the MAC, with appropriate adjustments for the scheduled RY5 rate reductions, for cost reductions resulting from future sales of generation facilities and from post-RY5 mitigation of NUG costs through contract restructuring and/or buyouts, and for reallocation of certain steam-related costs to steam rates pursuant to a Commission determination in Case 99-S-1621;9 provided, however, that such recoveries relating to Indian Point 2 replacement power costs may be limited by a final, non-appealable decision in Consolidated Edison Company of New York, Inc. v. George E. Pataki, et al. (USND, Civ. No. 00-CV-1230) or in PSC Case No. 00-E-0612.

         10. Sections II.33 and II.34 of the 1997 Settlement Agreement are deleted.

         Retail Access Program

         11. Section III of the 1997 Settlement Agreement is incorporated herein with the following modifications: The retail access program will be available to all customers beginning November 1, 2000. By November 1, 2000, the Company will file with the Commission and serve on parties to Case 96-E-0897 its Retail Access Program-Phase 4 plan, applicable to the period commencing May 1, 2001, and follow-up collaborative discussions will be held among interested parties. As part of its Phase 4 plan, the Company will propose: (i) the continuation of at least the current one-time incentive payment to all residential (SC 1 and 7) and small commercial (SC 2) customers that switch for the first time to retail access, and (ii) in lieu of the current 2 mill/kWh credit applicable to demand-billed customers, crediting all existing and new retail access customers for costs avoided by reduction or elimination of the merchant supply function, e.g., avoided uncollectible costs associated with energy supply and avoided costs associated with electric supply procurement functions. The level, duration, eligibility, allocation and calculation of

--------
9 Nothing herein is intended to address recovery of such steam-related costs in electric rates beyond RY5.

such incentive payment and credits will be subsequently determined by the Commission following collaboration among the parties. Additional credits for customers taking competitive metering or billing services will be applicable when and as ordered by the Commission. Parties are free in the collaboration process to present alternative views concerning the level, duration, eligibility, allocation and calculation of the incentive payment or credits, other matters pertaining to retail access, and implementation of Commission determinations in other proceedings relating to retail access. The Signatory Parties agree that the difference between credits provided to customers and the Company's actual avoided costs for these functions, as well as incentive payments made by the Company, should be deferred for later recovery even if such costs are less than the threshold for recovery for the cost impact of other regulatory changes set forth in Paragraph II.12(i) of this Agreement. The parties will endeavor to reach a consensus agreement by January 5, 2001. If agreement is not reached by January 20, 2001, the parties shall present their positions to the Commission no later than February 10, 2001, which shall resolve all contested issues. The parties shall have the right to conduct reasonable discovery during the collaboration process.

         12. Section IV (Divestiture) of the 1997 Settlement Agreement is incorporated herein to the extent applicable.

         13. Section V (Corporate Structure) of the 1997 Settlement Agreement is deleted and replaced with Appendix C hereto.

         14. Section VI (Restructuring-Related Actions) of the 1997 Settlement Agreement is incorporated herein to the extent applicable, including the continuation of the provisions of Paragraph 3 thereof through RY8.

         15. Section VII (Customer Education Program) of the 1997 Settlement Agreement is incorporated herein to the extent applicable.

         Miscellaneous Tariff Changes

         16. The provisions of Appendix A, Paragraphs 1-3, to the 1997 Settlement Agreement are incorporated herein to the extent applicable, but are clarified to provide that:

                  (a)  The   phase-in   of  the  minimum   monthly   charge  for
demand-billed customers will continue, as specified in Paragraph 1 of Appendix A, with full phase-in to be completed in RY5.

                  (b) As set forth in Paragraph 2 (iv) of Appendix A, the Company will be permitted to file during the term of this Agreement for charges for services, consistent with the principles of unbundling, cost-based rates, avoidance of subsidies, and customer choice.

         Business Incentive Rates

         17. Appendix A, Paragraph 4, of the 1997 Settlement Agreement is continued and supplemented effective April 1, 2001 as follows:

                  (a) The Company will increase the total allocation of power by 210 MW over the maximum amount already reflected in Rider J - Business Incentive Rate ("BIR"). Of the MW to be added to the program, 50 MW will be allocated to the "new and vacant program" and 160 MW will be allocated to the "comprehensive program." Under the comprehensive program, 140 MW will be available for allocations to businesses located in New York City and 20 MW will be available for allocation to businesses located in Westchester County.

                  (b) Revenue shortfalls resulting from BIR allocations in excess of 20 MW out of the 210 MW increment will be deferred and recovered per Paragraph II.12(vi) of this

Agreement. Prior to such recovery, the Company will file with the Commission's Staff, and provide copies to economic development administrators of BIR programs ("EDAs"), the basis for classifying BIR additions as "retention" load for the purpose of determining such revenue shortfalls. Revenue shortfalls from the first 20 MW of the 210 MW increment will not be recovered. Allocations to businesses reflecting new electric loads and new jobs would be assumed not to result in revenue shortfalls.

                  (c) The BIR program will not be available to retail businesses, restaurants, and hotels, nor to energy intensive facilities that generate relatively few additional jobs, such as web-hosting centers, data control centers, and data switching stations. In addition, new BIR allocations will provide a flexible term of three to ten years, plus a three to five year phase-out. However, governmental EDAs will have the discretion to allocate BIR to web-hosting and data control centers based upon factors other than the amount of the anticipated electric demand if there are compelling reasons.

                  (d) EDAs are not precluded from petitioning the Commission, with copies served on all parties to Case 96-E-0897, to increase their allocation of BIR during the term of this Agreement based upon a showing that
(1) all BIR allocations available to the EDA have been depleted, (2) the EDA requires a BIR allocation, and (3) the deferral and recovery by the Company of the cost of such increased BIR, consistent with this Agreement, will not have a material adverse impact on ratepayers.

                  (e) Of the 50 MW of additional BIR allocation provided to the "new and vacant program," 8 MW will be reserved for not-for-profit institutions, or affiliates of not-for-profit institutions, occupying newly constructed or converted laboratory space contained within newly-constructed buildings, additions to or renovations in existing buildings, or buildings newly converted to laboratory space, that is solely or predominantly used for Biomedical Research and/or occupied by Biotechnology companies. Such BIR allocation will be made available upon a showing of expected economic development benefits as a result of the provision of BIR over the long term, including new jobs, and that National Institute of Health grants will not contribute towards the cost of electric service covered by BIR. The Company will file an amendment to its BIR tariff (Rider J) to the extent necessary to implement this sub-paragraph (e).

         DC Service

         18. Appendix C of the 1997 Settlement Agreement is incorporated herein, but is modified to further provide that the Company will continue to defer amounts collected under DC rates, approved by the Commission in Case 96-E-0897, for use in funding DC conversions. Within 90 days of the Commission's approval of this Agreement, the Company will file modifications to Rider T, the DC conversion incentive program, to extend the term of the program and to make changes intended to simplify the conversion process.

         Additional Tariff Items

         19.     Appendix D to the 1997 Settlement Agreement is deleted.

         20       Appendix E to the 1997 Settlement Agreement is incorporated herein without modification.

         21. Appendix F to the 1997 Settlement Agreement is incorporated herein to the extent it may be applicable in the future.

         22. Appendix G to the 1997 Settlement Agreement is deleted and replaced by Appendices D and E hereto.

         23       Appendices H, I and K to the 1997 Settlement Agreement are
deleted.

         24. Appendix J is incorporated herein without modification.

         25. Within 120 days of the Commission's approval of this Agreement, the Company will submit a proposal, with an opportunity for comment by interested parties, to establish retail rates for service at 138 kV and above applicable to customers taking service under SC 3 and SC 10, including customers taking service under Special Provision A of these Service Classifications. The Company's proposal may reflect its September 19, 1997 filing in Case 97-E-0251 (Proceeding to Distinguish Bulk Electric Transmission System from Local Distribution Facilities). Any incremental revenues or shortfalls associated with this new rate will be deferred.

         26. Recent tax law changes will be implemented on a revenue-neutral basis.

         Mitigation of Market Price Spikes

         27. The Signatory Parties acknowledge that fuel price increases and the absence of a fully-competitive wholesale energy market may result in significant price increases during peak period months. To address this concern, the Signatory Parties recommend that the Commission establish a proceeding to consider, among other things, a mechanism designed to ameliorate, where feasible, sharp month-to-month or year-to-year increases in energy costs in peak period months. Such mitigation measures, which may not materially modify the provisions of this Agreement, could include mechanisms to smooth price spikes through the allocation of ratepayer credits or through the establishment of a "balancing fund" to enable a smoothing or ramping of such price spikes. Signatory Parties are not hereby committed to support any specific measure. Additional issues recommended by the Signatory Parties for consideration in the proceeding include the need for new electric generating plants and/or transmission facilities, programs to increase consumers' ability to reduce demand in response to high energy prices, the effect of the NYISO wholesale market prices on retail rates and possible wholesale market mitigation measures, and the Company's statutory duty to provide safe and adequate service at just and reasonable rates. The Signatory Parties further recommend that any mitigation measures adopted by the Commission, including deferred recovery, should be designed and implemented so as not to threaten the development of retail competition in the provision of electricity to end use consumers nor the Company's financial integrity. To determine which measures would be most appropriate to achieve these objectives, and to establish a process for an annual review of the effectiveness and continued need for such measures, the Commission should establish a collaborative process, with notice and opportunity for participation by all interested parties, including parties to Case 96-E-0897, which will commence within 30 days after the approval of this Agreement. A report describing the results of this collaborative process should be submitted to the Commission in sufficient time so that suitable measures may be implemented by the Commission before the 2001 summer capability period.

V.       PROVIDER OF LAST RESORT PILOT PROGRAM

         1. Within 90 days of Commission approval of this Agreement, Con Edison will submit a proposal for a Provider of Last Resort (POLR) Pilot Program. This program will be designed to encourage participation in the Company's retail choice programs, thereby reducing the extent of Con Edison's POLR obligations, and to test alternatives to utility provision of some aspects of its POLR responsibilities, including HEFPA. This proposal will be consistent with the

Transportation Corporations Law and the Public Service Law. The Company will work with interested parties on a collaborative basis to refine the proposal.

         2. The Company's proposal will include components that address the merchant or wholesale energy procurement function and the customer service function. The proposal will cover regulated electricity service and may also cover regulated natural gas service.

         The proposal will:

o initially apply, on a pilot basis, to up to 25,000 customers comprising a representative sample of residential and smaller commercial customers in the service territory and, assuming it is successful, thereafter be phased in over a reasonable period to other eligible customers;

o address the manner in which full protections for residential ratepayers pursuant to HEFPA will be maintained;

o encourage new and relocating customers ("turn-ons") to participate in the program, but the program would not be limited to such customers;

o be designed to encourage and facilitate small and mid-size customer participation in retail choice programs;

o permit customers to elect not to participate in the pilot program or to return to CECONY "full service" (bundled service);

o require participating ESCOs to serve directly the customers selected to participate in the program for a minimum period, provided such customers do not become subject to termination of service for non-payment during that period;

o be designed so that more than one ESCO is participating in the pilot program(s);

o include a customer education program to describe the program to customers, including non-English speaking customers, in advance of implementation; and

o include an evaluation process to determine whether the program is successful and whether it should be continued, modified or terminated.

VI.      MISCELLANEOUS PROVISIONS

         Binding Effect

         1. It is the intent of the Signatory Parties that the provisions of this Agreement be approved by the Commission as being in the public interest. The Signatory Parties further agree that the terms and provisions of this Agreement apply solely to and are binding only in the context of the purposes and results of this Agreement. None of the terms or provisions of this Agreement and none of the positions taken herein by any party may be referred to, cited, or relied upon by any other party in any fashion as precedent or otherwise in any other proceeding before this Commission or any other regulatory agency or before any court of law for any purpose, except in furtherance of ensuring the effectuation of the purposes and results of this Agreement.

         2. It is understood that each provision of this Agreement is in consideration and support of all the other provisions and expressly conditioned upon acceptance by the Commission. If the Commission fails to adopt this Agreement according to its terms, then the parties to the Agreement shall be free to pursue their respective positions in this proceeding without prejudice.

         Further Assurances

         3. The Signatory Parties recognize that certain provisions of this Agreement require that actions be taken in the future to effectuate fully this Agreement. Accordingly, the Signatory Parties agree to cooperate with each other in good faith in taking such actions.

         Execution

         4. This Agreement is being executed in counterpart originals, and shall be binding on each Signatory Party when the counterparts have been executed.

         Agreed to as of this 2nd day of October , 2000.

                       Staff of The Department of Public Service


                       -------------------------------


                       Consolidated Edison, Inc.


                       -------------------------------


                       Consolidated Edison Company of New York, Inc.


                       -------------------------------


                       Orange and Rockland Utilities, Inc.


                       ---------------------------------


                       Northeast Utilities


                       -----------------------------------


                       (Signatures continued on the following pages)

                       /s/_______________________________
                          Association For Energy Affordability




                       /s/________________________________
                          Brooklyn Navy Yard Cogeneration Partners, L.P.


                      /s/_________________________________
                         City of New York


                       /s/__________________________________
                         Consolidated Edison Energy, Inc.


                       /s/___________________________________
                         Consolidated Edison Solutions, Inc.


                       /s/_____________________________________
                         Consumer Protection Board (NYS)


                      /s/_______________________________________
                         New York Energy Buyers Forum


                      /s/________________________________________
                         New York Power Authority

                    /s/_____________________________________
                        NYS Department of Economic Development

                    /s/______________________________________
                       Owners Committee on Electric Rates, Inc.

                   /s/_______________________________________
                       Public Utility Law Project

                   /s/_______________________________________
                       Small Customer Marketer Coalition

                                   Appendix A

                     Allocation of Rate Benefits (incl. GRT)

                                  ($ millions)



                                                                                    %              Cumulative Revenue
Customer Group                             RY 4          RY 5 [c]    RY 5 [d]     Total         Reduction RY4-RY8 [e]
                                     ---------------------------------------------------------------------------------
                                       (Annualized)
SC 4 Rate II and SC 9 Rate II              $20.5           $2.2        $18.7                          $175.9
(P.S.C. No. 9 & P.S.C. No. 2)
Est. % average distribution
bill reduction                               6.8%           0.7%         6.2%       13.7%

All other [a]                             $132.0          $14.4       $190.0                        $1,411.6
(P.S.C. No. 9 & P.S. C. No. 2)
Est. % average distribution
bill reduction                               6.8%           0.7%         9.8%       17.3%

PASNY No. 4                                $14.4           $1.6                                        $71.2




Economic Development Delivery               $3.1           $0.3                                        $15.2
Service No. 2 [b]



Total Revenue Reductions                  $170.0          $18.5       $208.7                        $1,673.9




   [a] "All other" customer classes in P.S.C. No. 9 and P.S.C. No. 2 rate schedules are Service Classification No. 1 (residential and religious), 2 (general-small), 3 (back-up service), 4-Rates I and III (commercial and industrial-redistribution), 5 (electric traction systems), 6 (public and private street lighting), 7 (residential and religious - heating), 8 (multiple dwelling-redistribution), 9 - Rates I and III (general-large), 10 (supplementary service), 12 (multiple dwelling-space heating) and 13 (bulk power-high tension-housing developments).

   [b] Includes Power for Jobs customers served under Rider Q of P.S.C. No. 9 who are billed Economic Development Delivery Service No. 2 rates.

   [c]    Electric  rate  reductions   associated   with  Con   Edison/Northeast
          Utilities merger, effective on the later of April 1, 2001 or the effective date of the merger.

   [d] Scheduled reductions as set forth in Sections II.5 and II.13(i) of the 1997 Settlement Agreement.

   [e] Cumulative revenue reductions include RY 4 reductions for 4.5 years and RY 5 reductions for 4 years. This Agreement provides for incremental revenue reductions of $1,465.2 million through RY8, over and above the $208.7 million revenue reductions for RY5 committed under the 1997 Settlement Agreement.

                                   Appendix B

                     Consolidated Edison Company of New York, Inc.
                              Divestiture Proceeds
                            Applied to Deferred Items
                             (Thousands of Dollars)

                                                       Estimated Balance
                                                          At 10/1/00

Property Taxes                                      $        50,527
IPP Buyout                                                   73,063
Phase 3 Retail Access Incentives                             32,000
Environmental Liabilities                                    24,247
EPA/SO2 Allowances plus Interest                               (711)
Excess Earnings from RY2                                    (10,256)
O&R Merger
     Merger Savings Deferred                                 (7,766)
     Westchester Aggregation                                    (82)
     Refrigeration Replacement Program                         (496)
     POLR & Aggregation Studies                                 (83)

         Total

Rate Year 3 Increase                                           (747)

              Total Deferred Items - Net            $       159,696
                                                       ===============

                               APPENDIX C

                    CON EDISON CORPORATE STRUCTURE CONDITIONS

                          AS REVISED IN CASE 00-M-0095

V.       CORPORATE STRUCTURE 10
         -------------------

1.       Formation of Holding Company

         (i) Consolidated Edison, Inc. is permitted to reorganize into a new holding company form through the mechanism of a tax free reorganization, after which Con Edison (referred to in this Section as "the RegCo") will be a subsidiary of the new holding company ("the HoldCo").11 It is expected that once the pending merger with Northeast Utilities is consummated that the HoldCo will become a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA") and will be subject to the requirements of PUHCA and will establish pursuant to Section 13 of PUHCA one or more service companies to provide services to the HoldCo and its subsidiaries. The HoldCo may form other subsidiaries from time to time. NUG contracts that are not securitized would remain with the RegCo.

         (ii) The subsidiaries of the HoldCo other than the RegCo are referred to collectively as the "subsidiaries" or "affiliates." The HoldCo may also establish one or more intermediate subsidiary holding companies to hold its Con Edison common stock and the stock of its other subsidiaries, provided the Commission's rights under this settlement agreement are not impaired by such action. For the purpose of the corporate structure conditions set forth in this Appendix C, the service company or companies established pursuant to PUHCA will be considered "regulated" affiliates or subsidiaries.

2.       Functional Unbundling

         (i) Within the RegCo, the operations of its generating system, including fuel and power purchases, will be functionally unbundled from its transmission and distribution systems in a "business unit" structure.

--------
10 All cross references continue to be to the 1997 Amended and Restated Agreement and Settlement ("1997 Settlement"). All defined terms (e.g., "RY") continue to be those set forth in the 1997 Settlement.

11 In the other Sections of the 1997 Settlement, "Con Edison" and "the Company" refer to the corporation existing as of the date of the 1997 Settlement and, where the 1997 Settlement applies to periods after formation of CEI, to the RegCo.

         (ii) Pending formation of a service company or companies, common services (including administrative, accounting, legal, purchasing, etc.) will continue to be provided within the RegCo to all of the RegCo business units.

         (iii) The business unit structure contemplates realignment of existing organizations along functional lines. The wholesale electricity purchasing function for franchise area customers was aligned with the purchase of fuel for fossil generation within the generation organization. The transmission pricing and planning functions were aligned within the transmission organization, increasing the separation of the generation and transmission functions. Future changes include realignment of the transmission organization with the distribution organization within the RegCo. Also the maintenance and construction organization will be realigned to provide functional separation between transmission and generation.

3.       The RegCo

         (i) At the inception of the holding company structure, the RegCo will continue to own all generation, transmission, electric and gas distribution and steam systems.

         (ii) To the extent the RegCo continues to own generation assets or NUG contracts, it would be permitted to make wholesale electric energy sales outside its service territory, retail and wholesale electric energy sales within its service territory, and retail electric energy sales outside its service territory until the RegCo has an unregulated affiliate with all necessary approvals to make retail sales outside the RegCo's service territory. The RegCo will be permitted to provide service for the remaining terms of any contracts for retail sales outside the service territory in effect on the date the RegCo's authority to make additional sales otherwise terminates or assign its rights and obligations, under one or more of such contracts to its affiliates if permitted by the contract(s).

         (iii) The RegCo may also continue to provide certain services, i.e., advisory services and maintenance and repair shop services provided by the Van Nest maintenance facility (until transferred to an unregulated subsidiary), both within and outside the service territory. After RY8, Van Nest, if still owned by RegCo, may not provide any service that the RegCo will stop providing pursuant to Section V.3(iv).

         (iv) Through RY8, to the extent that the RegCo continues to have sales customers, the RegCo would be permitted to provide the full range of energy products and services to those sales customers, including "behind the meter" products and services, except for any behind the meter service that the Commission determines generically that the utilities should not provide, in which case the RegCo would terminate any such existing service(s) by the later of the date provided in the generic order or three (3) years from the effective date of the order approving this settlement.
                  RegCo may, however, elect to provide only basic commodity service and advise customers to seek energy-related services from competitive energy service companies that offer such products and services. After RY8, the RegCo will, unless otherwise authorized by the Commission, not provide any separately offered and separately priced behind-the-meter gas or electric services that are available from unregulated providers, except: (a) those services that were part of its historical bundled service and (b) those reasonably necessary to provide transmission and distribution service (e.g., services necessary to ensure the safety and adequacy of service; incidental environmental work).

4.       Affiliate Relations - In General

         (i) The RegCo and the HoldCo's other subsidiaries will be operated as separate entities. No unregulated affiliate will be located in the same building as the RegCo beyond 180 days after its formation. The RegCo, its regulated affiliates and the HoldCo may occupy the same building.

         (ii) Any transfer of assets or the provision of goods or services, other than tariffed services and corporate services (such as corporate governance, administrative, legal and accounting services), by the RegCo to a subsidiary or a subsidiary to the RegCo, will be pursuant to written contracts that will be filed with the PSC within 30 days of the effective date of the contract; provided, however, that any contract for the RegCo to purchase from an unregulated affiliate electric energy or gas for a term exceeding one year will be submitted to Commission Staff a minimum of 10 days before the proposed effective date. Upon notice from Staff before the proposed effective date, the RegCo will postpone the effective date to provide for a reasonable period to address Staff's concerns.

         (iii) Cost allocation guidelines are set forth in Appendix D to the O&R Merger Settlement.12 These guidelines will be amended and/or supplemented, if necessary, to reflect affiliate transactions not contemplated by the guidelines set forth in such Appendix D. The rules set forth in this Appendix C governing transfers of assets and personnel and the provision of goods and services, and the associated cost allocation guidelines, will be amended to reflect, to the extent necessary, any cost allocation rules and guidelines of the Securities and Exchange Commission under PUHCA
                  ("SEC Rules") to which the HoldCo and any of its subsidiaries are subject. The Company will file with the Director of the Office of Accounting and
--------
12 Case  98-M-0961, Order Authorizing Merger, April 2, 1999.

                  Finance of the Department of Public Service all amendments and supplements to the guidelines thirty days prior to making such change(s). If, pursuant to SEC Rules, "push down" accounting is required for the acquisition premium, interest expense or tax effects, the Company will eliminate the effect of such entries for revenue requirement purposes and excess earnings calculations.


5.       Transfer of Assets

         (i) Transfers of assets from the RegCo to an affiliate or from an affiliate to the RegCo will not require prior Commission approval except for the transfer of generating stations and other assets from the RegCo whose transfer requires Commission approval under PSL Sec. 70. It is within the discretion of the Commission to evaluate all other asset transfers to ensure compliance with these affiliate rules.

         (ii) For all assets other than generating stations (whose value will be determined in the section 70 proceeding), transfers of assets from the RegCo to an unregulated affiliate shall be at the higher of net book value or fair market value and transfers of assets from an unregulated affiliate to the RegCo shall be on a basis not to exceed fair market value except that the RegCo may, as part of its reorganization, transfer to CEI(at no charge) title to office furniture, equipment and other assets having an aggregate net book value not to exceed $5 million. Transfers between regulated affiliates shall be at net book value.

         (iii) Fair market value shall be determined in accordance with the cost allocation guidelines (Appendix I to the 1997 Settlement). For example, the RegCo may transfer to an affiliate any computer software system that the RegCo is authorized to transfer, without data, at a price at which the RegCo would sell such software to an unaffiliated third party.

         (iv) In general, the transfer of generating assets will be consistent with the divestiture plan.


6.       Personnel

         (i) The RegCo and the unregulated subsidiaries will have separate operating employees. The RegCo and its regulated affiliates may share operating employees.

         (ii) Non-administrative operating officers of the RegCo will not be operating officers of any of the unregulated subsidiaries.

         (iii) Officers of the HoldCo may be officers of the RegCo and its other regulated subsidiaries.

         (iv) Employees may be transferred between the RegCo and a subsidiary upon mutual agreement. Transferred employees to an unregulated subsidiary may not be reemployed by the RegCo for a minimum of 18 months from the transfer date. Employees returning from an unregulated subsidiary to the RegCo may not be transferred to an unregulated subsidiary for a minimum of 18 months from the date of return. The foregoing limitations will not apply to employees covered by a collective bargaining agreement.

         (v) For employees transferred from the RegCo to an unregulated subsidiary, the unregulated subsidiary shall compensate the RegCo with an amount equal to 25 percent of the employee's prior year's annual salary on a one-time basis, except that there shall be no compensation (i) for employees transferred to an unregulated subsidiary not later than six months from the date CEI becomes the parent of the RegCo or the unregulated subsidiary to which the employee is transferred is formed, whichever is later; (ii) for the transfer of employees covered by a collective bargaining agreement; or (iii) where the employee's transfer is attributable to the transfer or reduction of a RegCo function or major asset (e.g., a generating station).

         (vi) The foregoing provisions in no way restrict any affiliate from loaning employees to RegCo to respond to an emergency that threatens the safety or reliability of service to consumers.

         (vii) The compensation of RegCo employees may not be tied to the performance of any of the unregulated subsidiaries, provided, however, that stock of the HoldCo may be used as an element of compensation and the compensation of common officers of the HoldCo and RegCo may be based upon the operations of the HoldCo and RegCo.

         (viii) The employees of HoldCo, RegCo and the subsidiaries may participate in common pension and benefit plans.

7.                Provision of Services and Goods

         (i) The RegCo may provide corporate services (such as corporate governance, administrative, legal and accounting) for the
                  HoldCo  and  the  HoldCo's   subsidiaries
                  may purchase such services from the RegCo. The services would be provided on a fully-loaded cost basis.

         (ii) The RegCo may provide other services to an affiliate, except that the RegCo may not use any of its marketing or sales employees to provide services to an unregulated affiliate for business within the RegCo's service territory. The unregulated affiliate shall compensate the RegCo for the services of employees performing such services at the higher of the employees' fully-loaded cost plus 10 percent or the price that the RegCo charged a third party for such employees' services. Orange and Rockland shall compensate the RegCo for such services at the employees' fully-loaded cost except as otherwise required by PSL ss. 110.

         (iii) The affiliates may provide services to the HoldCo and the RegCo. Any management, construction, engineering or similar contract between the RegCo and an unregulated affiliate and any contract for the purchase by the RegCo from an unregulated affiliate of electric energy or gas shall be governed by PSL ss.l 10, subject to any applicable FERC requirements. All other goods and services will be provided by an unregulated affiliate to the RegCo at a price that shall not be greater than fair market value, determined in accordance with the cost allocation guidelines (Appendix D to O&R Merger Settlement). Con Edison shall compensate its regulated affiliates for such services at the employees' fully-loaded cost, except as otherwise required by PSL ss. 110.

         (iv) The RegCo, the HoldCo, and the affiliates may be covered by common property/casualty and other business insurance policies. The costs of such policies shall be allocated among the RegCo, the HoldCo and the affiliates in an equitable manner.

8.                Maintaining Financial Integrity

         (i) The debt of RegCo would be raised directly by the RegCo and would not be derived from the HoldCo.

         (ii) Without the prior permission of the Commission, the RegCo will not (i) make loans to the HoldCo or any of the unregulated subsidiaries, (ii) guarantee the obligations of either the HoldCo or any of the unregulated subsidiaries; (iii) pledge its assets as security for the indebtedness of the HoldCo or any affiliate.

         (iii) The RegCo will not pay out more than 100% of income available for dividends calculated on a two-year rolling average basis. Excluded from the calculation of "income available for dividends" for the purposes of this provision will be noncash charges to income resulting from accounting changes or charges to income resulting from significant unanticipated events.
                  The foregoing restriction will also not apply to dividends necessary to transfer to the HoldCo revenues from major transactions, such as asset sales, divestiture or securitization or to dividends reducing the RegCo's equity capital ratio to a level appropriate to the RegCo's business risk. Senior management personnel of the RegCo will discuss with senior Commission Staff personnel, on a confidential basis, the possibility of the payment of a dividend that would exceed the foregoing restriction at least 10 business days before declaration of such dividend.

         (iv) The RegCo will be required to certify annually to the Commission that the RegCo has retained or otherwise has access to sufficient capital to maintain and upgrade its plant, works and system in order to continue the provision of safe and reliable service.

         (v) Senior management personnel of the RegCo and the HoldCo will meet annually with senior Commission Staff personnel to discuss, on a confidential basis, the RegCo's and the HoldCo's activities, including plans related to capital attraction and financial performance.

9.       Standards of Competitive Conduct

         The following standards of competitive conduct shall govern the RegCo's relationship with any energy supply and energy service affiliates:

         (i) There are no restrictions on affiliates using the same name, trade names, trademarks, service name, service mark or a derivative of a name, of the HoldCo or the RegCo, or in identifying itself as being affiliated with the HoldCo or the RegCo. However, the RegCo will not provide sales leads for customers in its service territory to any affiliate, including the ESCO, and will refrain from giving any appearance that the RegCo speaks on behalf of an affiliate or that an affiliate speaks on behalf of the RegCo. If a customer requests information about securing any service or product offered within the service territory by an affiliate, the RegCo may provide a list of all companies known to RegCo operating in the service territory who provide the service or product, which may include an affiliate, but the RegCo will not promote its affiliate. The RegCo must process all similar requests for distribution services in the same manner and within the same period of time.

         (ii) Neither the RegCo nor an affiliate will represent to any customer, supplier, or third party that an advantage may accrue to such customer, supplier, or third party in the use of the RegCo's services as a result of that customer, supplier or third party dealing with any affiliate. This standard does not prohibit two or more of the unregulated subsidiaries from lawfully packaging their services. The RegCo will not pay a premium to a supplier of goods or services in return for that supplier's agreeing to purchase goods or services from, or sell goods or services to, an affiliate.

         (iii) All similarly situated customers, including energy services companies and customers of energy service companies, whether affiliated or unaffiliated, will pay the same rates for the RegCo's utility services and the RegCo shall apply any tariff provision in the same manner if there is discretion in the application of the provision. If the RegCo provides to an energy service company or a customer of an energy service company, whether affiliated or unaffiliated, a delivery, billing, metering or other service set forth in its tariff or associated operating procedure, at a discounted or negotiated rate or pursuant to a special arrangement, the RegCo will expeditiously post on its website the information that the Commission requires a utility to file in association with providing a discount or negotiated rate or special arrangement, subject to the Commission's trade secret rules, if applicable, in the same manner and within the same time period for affiliates and non-affiliates.

                  If the RegCo makes a new service or facility available (e.g., a capacity release program in support of retail choice), and there is a reasonable likelihood that requests for such new service or facility may exceed its availability, then the RegCo will make, in consultation with Staff, the new service or facility available in a manner designed to provide interested persons with a fair and equitable opportunity to participate using, for example, and where reasonable and practical, competitive bidding or an open season. The Commission reserves the right to inquire into the manner in which the new service or facility was made available.

         (iv) Transactions subject to FERC's jurisdiction will be governed by FERC's orders or standards as applicable.

         (v) Release of proprietary customer information relating to customers within the RegCo's service territory shall be subject to prior authorization by the customer and subject to the customer's direction regarding the person(s) to whom the information may be released. If a customer authorizes the release of information to a RegCo affiliate and one or more of the affiliate's competitors, the RegCo shall make that information available to the affiliate and such competitors on an equal basis.

         (vi) The RegCo will not disclose to its affiliate any customer or marketer information relative to its service territory that it receives from a marketer, customer or potential customer, which is not available from sources other than the RegCo, unless it discloses such information to its affiliate's competitors contemporaneously on an equal basis to the extent practicable.

         (vii) If any competitor or customer of the RegCo believes that the RegCo has violated the standards of conduct established in this section of the agreement, such competitor or customer may file a complaint in writing with the RegCo. The RegCo will respond to the complaint in writing within twenty (20) business days after receipt of the complaint. Within fifteen
                  (15) business days after the filing of such response, the RegCo and the complaining party will meet in an attempt to resolve the matter informally. If the RegCo and the complaining party are not able to resolve the matter informally, the matter will be referred promptly to the Commission for disposition.

         (viii) The Commission may impose on the RegCo remedial action (including redress or penalties, as applicable) for the RegCo's violations of the standards of competitive conduct.
                  If the Commission finds that the RegCo has engaged in a consistent pattern of material violations of the standards of competitive conduct during the course of this Agreement, it shall provide the RegCo notice of a reasonable opportunity to remedy such conduct. If the RegCo fails to remedy such conduct within a reasonable period after receiving such notice, the Commission may take remedial action with respect to the HoldCo to prevent the RegCo from further violating the standard(s) at issue. Such remedial action may include directing the HoldCo to divest the unregulated subsidiary, or some portion of the assets of the unregulated subsidiary, that is the subject of the RegCo's consistent pattern of material violations, and to credit the RegCo's customers with an appropriate portion of such divestiture proceeds, but exclude directing the HoldCo to divest the RegCo or imposing a service territory restriction on the unregulated subsidiary. The sum of any divestiture proceeds credited to customers shall not, consistent with this Agreement, include royalties and shall be in lieu of, and not exceed, any penalty that the Commission could otherwise impose for the RegCo's failure to remedy such conduct. HoldCo and RegCo are not precluded from asserting that the portion of divestiture proceeds credited to customers should be commensurate with the harm that the RegCo's customers are found to have suffered as a result of such violations. If the HoldCo is directed to divest an unregulated subsidiary, it may not thereafter, without prior Commission approval, use a new or existing subsidiary of the HoldCo to conduct within its service territory the same business activities as the divested subsidiary (e.g., energy services). The RegCo and the HoldCo may exercise any or all of their administrative and judicial rights to seek a reversal or modification of remedial actions ordered by the Commission and may seek to obtain any and all legal and/or equitable relief from such remedial actions, including but not limited to injunctive relief. Con Edison will not challenge the Commission's authority to implement this subparagraph.

10.      Access to Books and Records and Reports

         (i) Staff will have access, on reasonable notice and subject to appropriate resolution of confidentiality and privilege concerns, to the books and records of the HoldCo and the HoldCo's majority-owned subsidiaries.

                  Staff will have access, on reasonable notice and subject to appropriate resolution of confidentiality and privilege concerns, to the books and records of all other HoldCo subsidiaries to the extent necessary to audit and monitor any transactions which have occurred between the RegCo and such subsidiaries, to the extent the HoldCo has access to such books and records.

         (ii) The RegCo will supplement the information that the Commission's regulations require it to report annually with the following information: Transfers of assets to and from an affiliate, cost allocations relative to affiliate transactions, identification of RegCo employees transferred to an affiliate, and a listing of affiliate employees participating in common benefit plans.

         (iii) The HoldCo will provide a list on a quarterly basis to the Commission of all filings made with the Securities and Exchange Commission by the HoldCo and any subsidiary of the HoldCo, including the RegCo.

         (iv) A senior officer of the HoldCo and the RegCo will each designate a company employee, as well as an alternate to act in the absence of such designee, to act as liaison between the HoldCo, the RegCo and Staff ("Company Liaisons"). The Company Liaisons will be responsible for ensuring adherence to the established procedures and production of information for Staff, and will be authorized to provide Staff access to any requested information to be provided in accordance with this Agreement.

         (v)      Access  to books and  records  shall be  subject  to claims of
                  privilege  and  confidentiality   concerns  as  set  forth  in
                  Appendix J to the 1997 Settlement.

11.      Independent Auditor

         (i) The Commission may, during the term of this agreement, require that an independent auditor review the compliance of the HoldCo, the RegCo and the unregulated subsidiaries with the terms of this agreement. The identity of the independent auditor will be determined by the Commission. The cost of such audit and review shall be reasonable under the circumstances and shall be recorded by RegCo as a deferred debit and be recoverable from ratepayers.

12.      Royalty

         (i) The rate plan covers all royalties that otherwise would be credited to RegCo's customers, at any time, including after the expiration of the agreement.

13.      Miscellaneous

         (i) Upon the date of the Commission's order approving the 1997 Settlement, the existing limitations on the services that ProMark may provide are eliminated. ProMark will be permitted to offer all the retail and wholesale energy services and related services and products, both within and outside Con Edison's service territory, that other unregulated energy service companies are permitted to offer. Affiliate transactions between Con Edison and its subsidiaries, including the transfer of assets and employees and provision of goods and services, shall be governed in accordance with the terms of this agreement.

         (ii) Upon the date of the Commission's order approving the 1997 Settlement, Con Edison's relationships with its existing and future affiliates will be governed prospectively by the 1997 Settlement. Accordingly, the following Commission orders will not apply to Con Edison:

                  - Order Approving Use Of Up To $50 Million To Invest In Unregulated Subsidiaries, issued July 12, 1996, in Case No. 95-M-0418;

                  - Order Approving Use Of Utility Revenue To Establish A Gas Marketing Subsidiary, issued May 13, 1993, and Order Denying Petition For Reconsideration, issued January 7, 1994, in Case No. 92-G-0841; and

                  - Order Approving Use Up To An Additional $26,000,000 Of Utility Revenue To Invest In Con Edison Gas Marketing, Inc., filed in 92-G-0841, issued November 16, 1994, in Case No. 94-G-0294.


                  Similarly, Section 1.A.v of the June 7, 1994 Agreement and Settlement Concerning Gas Rates of Consolidated Edison of New York, Inc. in Case 93-G-

                  0996 and Section L.7 of the October 24, 1996 Settlement Agreement in Case 96-G-0548, which address royalty and other affiliate issues, will have no prospective effect.

         (iii) The standards of conduct set forth in this Agreement will apply in lieu of any existing generic standards of conduct (e.g., the interim gas standards established in Case 93-G-0932) and in lieu of any future generic standards of conduct established by the Commission through RY8 and will continue to apply after RY8 given the Company's need for stability in rules governing the HoldCo structure. Thereafter, before the Commission makes any changes to these standards, it will consider the Company's specific circumstances, including its performance under the existing standards.

                                  Appendix D

                      Customer Service Incentive Mechanism

         A customer service incentive mechanism will be in effect for the period of April 1, 2001 through March 31, 2005 (i.e., rate years ("RY") 5, 6, 7, and 8 under this Settlement Agreement). This incentive mechanism, as well as the Electric Service Reliability Performance Mechanism established in this Agreement (See Appendix E), supersedes the Service Quality and Reliability incentive established by the 1997 Settlement Agreement with respect to RY5. The measurement periods are the successive twelve-month periods ending March 31, 2002, 2003, 2004, and 2005. This mechanism will operate as follows:

1.   Operation of Incentive

a) The Customer Service Incentive Mechanism establishes two sets of incentives. "Performance" incentives establish performance levels that the Company must achieve if its cap on common equity earnings established in this Settlement Agreement ("earnings cap") is to be increased up to 12.5 basis points in any or every year during RY6, 7, and 8). There are no payments under the performance incentives. "Threshold" incentives will set specified targets that the Company must achieve if it is to avoid a payment of up to $18 million. There are no rewards under the "threshold" incentives. The "performance" and "threshold" areas to be measured, the targets to be set for each area, and the rewards and payments that will apply are stated in the attachment to this appendix.

b) Any resulting payments will be deferred for ratepayer benefit. The performance and threshold levels established in this mechanism are fixed for the life of this mechanism except as provided in Paragraph 2 below.

2.   Exclusions

     (a)  For  measurement  purposes,   results  from  periods  having  abnormal
          operating conditions will not be considered.

     (b) Abnormal operating conditions are deemed to occur during any period of emergency, catastrophe, strike, natural disaster, major storm, or other unusual event not in the Company's control affecting more than ten percent of the customers in an operating area during any month. "Major storm" is defined as a period of adverse weather resulting in a service interruption affecting at least ten percent of the customers in an operating area or causing customers to be without electric service for at least 24 hours as stated in 16 NYCRR Part 97.

c) In the event that normal operating conditions are interrupted in one of the Company's six geographical areas and the interruption affects the Company's ability to perform any activity that is part of this mechanism, the data for the geographic area(s) experiencing the interruption will be omitted from the calculation for the period of the interruption and the Company's results in the measured areas will be measured only by the data from the other geographic area(s). If normal operating conditions are interrupted in more than three geographical areas so that monthly results cannot be measured for a given activity, the month will be eliminated in the calculation of the actual annual average performance for each activity for the purpose of determining any payment or earnings cap increase.
         In the event that normal operating conditions are interrupted in more than three geographical areas for an entire rate year, the activity will be inapplicable in that year unless Staff and the Company agree on an alternative method of determining how to allocate any assessable payments or earnings cap increase under this incentive mechanism.


d) If changes in Company operations render it impractical to continue to measure performance in an agreed-upon activity, the measurement method and/or threshold/performance standard will be revised, an alternative method or activity selected, or the payments or earnings cap increases associated with the affected activities spread proportionately among all remaining activities for the remainder of the period during which the incentive mechanism is operative. Any such modifications must be mutually agreed upon by Staff and the Company in writing.

3.   Reporting

     a) The Company will prepare an annual report on its performance that will be filed with the Director of the Office of Consumer Education and Advocacy. The annual report will address (i) any changes anticipated to be implemented in the following measurement period in any activity reflected in this Agreement and (ii) a summary of any significant changes in operations which led to the reported performance level during the measurement period. These reports are subject to an audit and review by Staff. The Company will maintain sufficient records to support such reports.

4.   Threshold Standards

     a) The Company's threshold performance will be measured for the following nine activities:

i) "Commission Complaints" is the number of complaints per 100,000 Con Edison customers received by the Office of Consumer
              Services of the Public Service Commission. A complaint is a contact by a customer, applicant, or customer's or applicant's agent that follows a contact with the utility about the issue of concern as to which the utility, having been given a reasonable opportunity to address the matter, has not satisfied the customer. The issue of concern must be one within the utility's responsibility and control, including an action, practice or conduct of the utility or its employees, not matters within the responsibility or control of an alternative service provider. Complaints about high bills resulting from the price of electric energy and capacity or natural gas or the operation of the Company's Market Supply Charge (MSC) and that do not otherwise present just cause for charging a complaint against the Company, shall not be counted as complaints for the purposes of this mechanism.

              One or more contacts by a rate consultant raising the same issue as to more than one account, whether such contacts are made at the same time or different times, shall not be counted as more than one complaint if the issue is under consideration by the Department or the Commission and no utility deficiency is found. Contacts by customers about the Shared Meter Law shall not be complaints if the contact is about the requirements of the shared meter law and no utility deficiency is found.

ii) "Days to Complete Routine Investigation" is the number of calendar days to complete investigation of a customer inquiry, received by telephone, mail, facsimile or in person, that cannot be resolved on the day it is received. Performance in any month will be measured by the number of investigations completed within 30 calendar days, when the date of completion falls within that month, divided by the total number of investigations completed during the reporting month.

iii) "Call Answer Rate" is the percentage of calls answered by Company Call Centers between the hours of 9:00 AM and 5:00 PM Monday through Friday (excluding holidays). The performance rate is the sum of the system-wide number of calls answered divided by the sum of the system-wide number of calls offered. Calls offered are calls received by the operating areas' Automatic Call Distributors. Calls abandoned are calls where the customer hangs up before the voice response unit ("VRU") responds or when the customer choses to speak to a representative but hangs up before contact is made. The number of calls answered is equal to the number of calls received minus the number of calls abandoned.

iv) "Satisfaction of Callers, Visitors, and Emergency Center Contacts" means the average of the satisfaction index ratings on the two semi-annual surveys (second and fourth quarter surveys) of callers, visitors, and emergency center contacts (electric portion only) conducted by Communication Research Associates (CRA) or other professional survey organization during each reporting year.

v) "Days to Complete (Initial Phase)" means, with respect to initial phase of work orders, the average number of business days from receipt of the customer's request for an electric non-vault service job by the Energy Services Department to issuance of a service layout to the customer for all initial phase jobs completed in the reporting month. The date of receipt of the customer's request will be the earlier of (1) the date on the Contractor Work Request Form or (2) the receipt date entered in the Commercial Operations Reporting System. The date of issuance of the service layout (Form 2-80) to the customer will be the earlier of (1) the date shown in the service date confirmation letter issued to the customer or (2) the completion date recorded in the Commercial Operations Reporting System.

vi) "Days to Complete (Final Phase)" means, with respect to final phase of work orders, on all non-vault electric final phase jobs completed in the reporting month, the average number of business days measured from receipt of a city certificate or completion of final inspection, whichever is later, to the date of final inspection displayed on the

              "field call sheets," which must be retained until staff has verified the reported performance level.

vii) "Percentage of Meters Read on Schedule" is determined by dividing the sum of actual meter readings obtained in the reporting month by the total number of meters scheduled to be read for all operating areas in the reporting month, as indicated in the Cycle Meter Reading Statistics Report. Actual meter readings are readings obtained from meter readers in the field, or through receipt of completed customer "drop cards" or through phoned-in readings from customers, either directly to a customer service representative or by message left on a VRU.

viii) "Bill Accuracy" means the number of bills not adjusted as a result of a Company error in the reporting month divided by the total number of bills rendered during the reporting month.

ix) "Outage Notification" will be defined upon further discussion among the Company, Staff and other interested parties. The Company shall propose a definition of outage notification, and criteria for measuring its performance, within sixty days of Commission approval of this agreement. The Company's performance of outage notification will not be subject to measurement until the definition and measurement criteria are approved by the Commission.

     b) For each area, annual performance that fails to meet the applicable threshold performance standard established for that area will result in a payment in the amount of $2.0 million except that the payment for "Satisfaction of Callers, Visitors, and Emergency Center Contacts" will be $667,000, respectively, for satisfaction of callers, visitors, and emergency center contacts as measured by survey.

5.   Operation of the Performance Standards

     a)  The Company's  achievement on  performance  standards will be evaluated first against the Company's performance in the areas of Commission Complaints and "Satisfaction of Callers, Visitors, and Emergency Center Contacts." If Commission complaints are above the threshold established in this agreement, or any one of the customer satisfaction measures is below the threshold level, then no performance incentive will accrue. If Commission complaints are maintained at or below the threshold established in this agreement and all three customer satisfaction levels are at or above threshold levels, then a further review of performance standards is conducted to determine the Company's eligibility for a performance incentive.

     b) The performance standards will measure the Company's performance in the following six areas as defined in paragraph 4 above: "Days to Complete Routine Investigation," "Call Answer Rate," "Days to Complete (Initial Phase)," "Days to Complete (Final Phase)," "Percentage of Meters Read on Schedule," and "Bill Accuracy."

     c) For each area, annual performance that meets or surpasses the applicable performance standard established for that area will result in an increase of 5/6 basis point in the earnings cap. If in any year, the Company meets or surpasses the performance standards in all six areas, the earnings cap will be increased by a total of 12.5 basis points.

                            Attachment to Appendix D
                      Customer Service Incentive Mechanism
                   Threshold Levels and Performance Standards


Indicator                 Threshold Level   Payment              Performance       Incentive Award
                                                                   Standard


Commission Complaints           7.0            $2 million

Customer Satisfaction
Surveys

    Emergency Calls            80.0             $667,000
    (electric only)

    Phone Center Calls         82.0             $667,000
    (non emergency)

    Service Center             83.0             $667,000
    Visitors

Outage Notification                            $2 million

New and Additional
Service Jobs

    Initial Phase           =>7.5 Days         $2 million         =<4.1 days      5/6 basis point*

    Final Phase             =>10.0 Days        $2 million         =<6.3 Days      5/6 basis point*

Calls Answered              = <94.9%           $2 million          =>96.0%        5/6 basis point*

Meters Read on Cycle        =<86.9%            $2 million          =>87.6%        5/6 basis point*

Billing Accuracy            =<97.2%            $2 million          =>98.9%        5/6 basis point*

Routine Investigations      =<94.9%            $2 million          =>96.5%        5/6 basis point*
Comp.w/in 30 days

Total                                         $18 million                                **


     * Increase in the equity cap established in this Settlement Agreement.

     **If all six performance standards are met or exceeded, the earnings cap will be increased by a total of 12.5 basis points.

                                   Appendix E

               Electric Service Reliability Performance Mechanism

I.       Operation of Program

         This electric service reliability performance mechanism ("reliability mechanism") will be in effect for Con Edison during for the period of January 1, 2001 through December 31, 2004, except that the Major Outage Penalty Mechanism will be in effect for the entire term of this Agreement commencing with its approval by the Commission. Effective January 1, 2001, this reliability mechanism supersedes the Service Quality and Reliability Incentive established by the 1997 Settlement Agreement with respect to Con Edison reliability performance. The measurement periods are the successive twelve-month periods ending December 31, 2001, 2002, 2003, and 2004.

         This reliability mechanism establishes two performance mechanisms. "Threshold Standards," consisting of "area performance targets" and a "major outage penalty mechanism," will be one performance mechanism and will be applicable for the period of January 1, 2001 through December 31, 2004. Con Edison's performance in maintaining electric reliability must fall within the Threshold Standards, and a total of $22 million annually is at risk for the Company's failure to meet the threshold standards. The Threshold Standards and associated penalties are stated in Section V. Any resulting penalties will come from shareholder funds and will be deferred for the benefit of ratepayers.

         "Objective Standards" will be another performance mechanism and will be applicable for the period of January 1, 2002 through December 31, 2004 (three years). If the Company meets the objective standards, the cap on common equity earnings established in the Settlement Agreement will be increased by up to 12.5 basis points. The Objective Standards and associated financial impacts are stated in Section VI.

II.      Exclusions

         The following exclusions will be applicable to operating performance under this reliability mechanism:

o             Any outages  resulting from a major storm, as defined in 16 NYCRR,
              Part 97 (for at least 10% of the customers interrupted within an operating area or customers out-of-service for at least 24 hours); this includes secondary network interruptions that occur in an operating area during winter snow/ice events that meet the 16 NYCRR Part 97 definition (10%/24 hour rule).

o Heat-related outages are not a major storm. However, the Company may petition the Director of the Office of Electricity and Environment for an exemption for an outage if the Company can prove that such outage, whether heat-related or not, was beyond the Company's control taking into account all facts and circumstances;

o Any incident resulting from a strike or a catastrophic event beyond the control of the Company, including but not limited to plane crash, water main break, or natural disasters (e.g., hurricanes, floods, earthquakes); and

o Any incident where a problem outside of the Company's control involving the non-Con Edison generation or bulk transmission system is the key factor in the outage, including New York State Independent System Operator (ISO) mandated load shedding. This criterion is not intended to exclude incidents that occur as a result of unsatisfactory performance by the Company.

III.     Reporting

         The Company will prepare annual reports on its performance under this reliability mechanism. The annual report will be filed by March 31st of each year with the Director of the Office of Electricity and Environment. The report will (a) state the Company's annual system-wide and operating area performance under the Threshold Standards and show the computation of whether a penalty is applicable, (b) state the Company's performance under the Objective Standards and show the computation of whether any earnings cap increase is applicable, and (c) state the basis and provide adequate support for all exclusions.

         Within 45 days for any event that meets the Major Outage criteria, the Company shall file an interim report on the event containing, among other things, information pertinent to determining whether a penalty for the event is applicable. Any requests for exemption under Section II must be made at that time.

IV.      Threshold Standards Mechanisms and Criteria

         Threshold Standards consist of Area Performance Targets and Major Outage Penalty Mechanism.

         Area Performance Targets

         In Cases 90-E-1119, 95-E-0165, and 96-E-0979, the Commission adopted standards establishing minimum performance levels for both frequency and duration of service interruptions for the network and radial systems in the six operating areas of Con Edison's service territory. Under these standards, the frequency of service interruptions is measured under the System Average Interruption Frequency Index (SAIFI), and the duration of service interruptions is measured under the Customer Average Interruption Duration Index (CAIDI). The minimum performance levels established in those cases are set forth as certain minimum SAIFI and CAIDI values. The Area Performance Targets for Con Edison's reliability established in this reliability mechanism are those minimum performance levels as modified herein.

         During the period of January 1, 2001 through December 31, 2004, Con Edison's year-end SAIFI (hereafter referred to as "frequency") index for each of its network and radial operating areas (nine reliability performance areas) will be measured against the Operating Area Performance Target for interruption frequency performance established in this reliability mechanism for that operating area.

         During the period of January 1, 2001 through December 31, 2004, Con Edison's year-end weighted average CAIDI (hereafter referred to as "duration") indices for its entire network system and its entire radial system (two system-wide performance areas) will be measured against the Area Performance Targets for customer interruption duration established in this reliability mechanism for the Company's network and radial systems.

         The Area Performance Targets are stated in Section V. The Company's annual performance in maintaining reliability, as measured by the Area Performance Targets for operating area interruption frequency and system-wide customer interruption duration stated in Section V, must meet or be better than those targets. A total of $12 million is at risk for performance not meeting those targets.

         Major Outage Penalty Mechanism

         The Company will be penalized for a network shutdown event or a radial system interruption event (collectively "major outages"). The amount of the penalty is stated in Section V. For purposes of this performance mechanism, a network shutdown event is defined as a loss of all supply feeders to any of the 55 secondary networks in Manhattan, Brooklyn, Queens, and the Bronx for three hours or more in duration. (The 55 secondary networks are identified in Attachment A to this Appendix E.). A radial system interruption event is defined as the sustained interruption of service to 70,000 customers in a load area for three hours or more.

         Any single occurrence that results in multiple network shutdowns or radial system interruption events will result in only one penalty being assessed. An example is the loss of an area substation that shuts down two or more networks or a combination of network and radial system load.

         This single occurrence exception will not apply if each major outage that takes place during any single occurrence results from separate and distinct causes. For example, if there are two network shutdowns during a single heat wave, and each network shutdown results from failures on that particular network that were not beyond the Company's control, the single occurrence exception would not apply and the Company will be penalized for two network shutdowns.

         In any year that a major outage penalty is not incurred, the amount associated with such penalty will not be applied to the operating area frequency and system-wide duration penalty calculations for that year or any other year.

         To avoid multiple penalties for the same operating performance or occurrence, interruptions and customer hours of interruption associated with major outage penalties will be excluded from the appropriate year-end calculations of duration and frequency performance.

V.       Threshold Standards and Penalty Amounts

         The total penalty amount that can be assessed under this reliability mechanism will be $22 million per year. Of this sum, a maximum annual amount of $12 million can be assessed for failure to meet the Area Performance Targets and a maximum amount of $10 million can be assessed for Major Outages

         Area Performance Targets - System-Wide Customer Interruption Duration Performance

         A total of $3 million per year is at risk for customer interruption duration performance. $1.5 million each will be applied for radial and network system-wide duration performance if Con Edison's year-end weighted system-wide network and radial duration performance is not equal to or lower than the duration values stated below:

                       System-Wide Customer Interruption Duration Targets:
                       --------------------------------------------------

                            (duration in hrs)              Penalty Amount

                  radial systems   -      1.75              $1,500,000
                  network systems  -      3.35               1,500,000

         Area Performance Targets - Operating Area Interruption Frequency Performance

         A total of $9 million per year is at risk for radial and network operating area interruption frequency performance. This amount will be divided among performance targets for nine operating areas and prorated on the basis of customers served in each operating area. The minimum amount at risk for an operating area will be $500,000. A penalty will be applied in the amount stated below if Con Edison's year-end frequency performance in an operating area is not equal to or lower than the interruption frequency values stated below:

                            Operating Area Interruption Frequency Targets:

                                           (per 1,000                    Penalty
                                            customers)                    Amount

       Bronx            Radial                620                    $  500,000
                        Network                 8                       600,000
       Brooklyn         Radial                550                       500,000
                        Network                14                     1,850,000
       Manhattan        Network                15                     2,000,000
       Queens           Radial                340                       550,000
       Network                                  6                     1,500,000
       Staten Island    Radial                550*                      500,000
       Westchester      Radial/ Network       480**                   1,000,000

         Major Outage Penalty

         A penalty of $5 million will be assessed for each major outage (i.e., network shutdown event or radial system interruption event) up to a total of $10 million per year.

VI.      Objective Standards Mechanism and Criteria

         The Objective Standards for Con Edison's reliability established in this reliability mechanism are comprised of interruption frequency performance targets for performance in nine operating areas and customer interruption duration targets for system-wide performance on the network and radial systems (two areas). The operating area interruption frequency targets are the objective performance levels for operating area interruption frequency established for Con Edison in Cases 90-E-1119, 95-E-0165, and 96-E-0979. The system-wide customer interruption duration targets are the weighted average of the objective customer interruption duration performance levels for Con Edison's operating areas established in Cases 90-E-1119, 95-E-0165, and
         96-E-0979. The Objective Standards will measure the Company's performance in these eleven areas.

         The Objective Standards performance mechanism will be applicable for the period of January 1, 2002 through December 31, 2004. The Company's achievement of the Objective Standards in each such year will be evaluated first against the Company's performance in the areas of the Area Performance Targets and Major Outages. In any year that Con Edison incurs penalties for failure to meet at least two of the nine operating area interruption frequency targets or incurs a penalty for a Major Outage, the Company will not be eligible for an increase in its earnings cap for that year. In any year that Con

--------
* For the last two years of this reliability mechanism, the Staten Island frequency target will be 530.
** For the last two years of this reliability mechanism, the Westchester frequency target will be 460.

         Edison does not incur more than one penalty for failure to meet the Area Performance Targets and does not incur a penalty for a Major Outage, a further review of Con Edison's performance under the Objective Standards, as described below, will be conducted to determine the Company's eligibility for an increase in its earnings cap.

         During the period of January 1, 2002 through December 31, 2004, Con Edison's year-end frequency index for each of its network and radial operating areas (nine performance areas) will be measured against the Objective Standard for interruption frequency performance for that operating area stated below.

         During the period of January 1, 2002 through December 31, 2004, Con Edison's year-end weighted average duration indices for its entire network system and its entire radial system (two system-wide performance areas) will be measured against the Objective Standards for customer interruption duration for the Company's network and radial systems stated below.

         For each Objective Standard (eleven standards) that the Company's year-end frequency or duration performance meets or betters, the cap on common equity earnings established in this Settlement Agreement ("earnings cap") will be increased by the amount of basis points stated below, up to a maximum of 12.5 basis points.

         System-Wide Customer Interruption Duration Objective Standards:
         --------------------------------------------------------------

                                     (duration in hrs)          (basis points)

         radial systems      -              1.18                    1.5625
         network systems  -                 2.27                    1.5625

           Operating Area Interruption Frequency Objective Standards:
            ---------------------------------------------------------

                                        (per 1,000
                                         customers)             (basis points)


         Bronx         Radial                380                   0.5225
                       Network                 5                   0.625
         Brooklyn      Radial                350                   0.5225
                       Network               4.5                   1.9275
         Manhattan     Network                 7                   2.0838
         Queens        Radial                290                   0.5725
                       Network               1.8                   1.5625
         Staten Island Radial                310                   0.5212
(i)      Westchester   Radial/ Network       360                   1.0375

                                                     Attachment A to Appendix E

                                  Attachment A


 Brooklyn(9)                Manhattan(33)                Queens(7)                  Bronx(6)

Bay Ridge                    Battery Park City          Flushing                   Central Bronx
Borough Hall                 Beekman                    Jackson Heights            Fordham
Crown Heights                Bowling Green              Jamaica                    Northeast Bronx
Flatbush                     Canal                      Long Island City           Riverdale
Ocean Parkway                Central Park               Maspeth                    Southeast Bronx
Park Slope                   Chelsea                    Rego Park                  West Bronx
Ridgewood                    City Hall                  Richmond Hill
Sheepshead Bay               Columbus Circle
Williamsburg                 Cooper Square
                             Cortlandt
                             Fulton
                             Grand Central
                             Greeley Square
                             Greenwich
                             Harlem
                             Herald Square
                             Hunter
                             Kips Bay
                             Lenox Hill
                             Lincoln Square
                             Madison Square
                             Park Place
                             Pennsylvania
                             Plaza
                             Rockefeller Center
                             Roosevelt
                             Sheridan Square
                             Sutton
                             Times Square
                             Turtle Bay
                             Washington Heights
                             World Trade Center
                             Yorkville


                                   APPENDIX F

                               LOW INCOME PROGRAM

         The low income  program  will  consist of a low  income  customer  rate program, including a reduced electric Customer Charge component and a reconnection charge waiver component; a low income customer aggregation program; a low income customer arrears avoidance program, and an energy efficiency program targeted to low income customers.

Rate Program

         There will be a reduction in the Customer Charge for low-income customers served under the non-time-of-day rates of SC Nos. 1 and 7 who are enrolled in this program and are Direct Vendor customers ("DVCs"), or are receiving a benefit under the Supplemental Security Income (SSI), Temporary Assistance to Needy Persons, Safety Net Assistance, Medicaid, Food Stamps, Child Health Plus, Veteran's Disability Pension (Non-Service Disability), Veteran's Surviving Spouse Pension (Non-Service Disability) or have received a Home Energy Assistance Program (HEAP) grant in the preceding 12 months. The Customer Charge for participating customers will be fixed at $5.00 per month through March 31, 2005. In addition, Con Edison will not charge a reconnection charge to any customer who becomes a DVC or who is a recipient of SSI at the time the reconnection is requested or who has received HEAP benefits in the 12-month period prior to the reconnection request.

         Within one year of the Commission's approval of this Agreement, a plan for automatic enrollment of customers through matching of the records of the New York City Human Resources Administration (HRA) and the Westchester Department of Social Services (DSS) with the Company's customer records (together with negative checkoff) will be developed by Con Edison with input from the signatory parties and used to the greatest extent practicable subject to the maximum enrollment and expenditure levels stated herein. In addition, any customer meeting the eligibility criteria above and participating in the low income aggregation program described below will be automatically enrolled in this rate program. Other enrollment strategies will be developed jointly by Con Edison with the signatory parties. By the end of RY8, it is anticipated that 175,000 customers will be participating in this rate program.

         Assuming average customer participation in RYs 5-8 of 40,000, 75,000, 125,000 and 175,000 customers respectively and given incremental annual increases in the residential Customer Charge of $0.57 per month, the cost of the targeted rate program is estimated to be about $1,714,000, $3,726,000, $7,065,000, and $11,088,000 in the four respective years. The cost of the program will include any expenses associated with the use of a third-party administrator to conduct electronic matching of public benefit recipient and Company customer lists.

         The cost of the low income rate program for DVCs is currently recouped from customers in the SC 1 and 7 classes at the rate of approximately $900,000 per year. The net incremental cost of the rate program described above, taking into consideration the amount currently in rates, is estimated to be about $20 million over the four year period. A sum of $12 million has been set aside from divestiture proceeds as a partial funding source for low income programs. Any portion of the $12 million remaining at the end of RY8 will inure to the benefit of ratepayers as determined by the Commission. The parties expect that the balance of about $8 million will be secured from one-time non-recurring sources, such as future expected proceeds from the sale of Company properties, but if these sources are not available the balance will be deferred for future recovery.

         The Company will annually report to the Commission, within 60 days of the end of each rate year, the number of customers enrolled in the rate discount program and the total amount expended for the rate year and the program to date. The Company and signatory parties will review the status of the program at least annually. The parties agree that the cost of the rate program will be $23.6 million and the cost of the aggregation program will be $1.6 million over the term of this Agreement. If enrollments and/or expenditures differ significantly from expected levels, the parties reserve the right to propose for Commission approval alternatives to the rate program design detailed herein. Those alternatives may include, but are not be limited to, adjusting the amount of the rate benefit, widening or restricting enrollment, and diverting funds to or from other components of the low income program, including outreach activities. Upon a demonstration of changed circumstances, the signatory parties may petition the Commission for changes in this or the other programs described in this Appendix, including an increase in funding, provided that increased funding will have no material adverse impact on ratepayers. Any petition filed hereunder shall be served on all parties in Case 96-E-0897. No such modifications will be effectuated without express Commission approval.

Aggregation Program

         Within four months after Commission approval of this Agreement, the Company, the signatory parties and HRA will develop a plan for the implementation of a low income customer aggregation program that provides opportunities for low income customers to aggregate for the purchase of both electricity and natural gas. The plan will cover customer eligibility, customer enrollment, energy procurement, and general program administration. The plan will include outreach and education activities by the Company or others and may provide for reimbursement of the program administrator's actual expenses related to competitive energy procurement, with a process for the prior approval of such expenditures by the Company in consultation with Staff and, if appropriate, any applicable governmental agency or entity.

         Customers participating in the aggregation program will automatically be enrolled in the rate discount program described above and, in addition, will be eligible to receive the benefits of the arrears avoidance and energy efficiency programs described below.

         Preference will be given to energy procurement conducted by a competitive bid process, and winning bidders will be expected to provide a rate comparable to or less than the MSC component of the Company's full service rates. Program outreach will be coordinated with other outreach efforts, and supplemented by the marketing efforts of winning bidders. Among the marketing tools that ESCOs can potentially utilize will be the availability of the arrears avoidance and energy efficiency programs as further described below.

         Over the term of this Agreement, $1.6 million will be made available for customer outreach and education for the low income customer aggregation program, as well as reimbursement of the program administrator for pre-approved, actual expenses related to competitive energy procurement. Some portion of these funds may also be used for outreach and education related to the rate program. Any portion of these funds not expended during the term of this agreement shall be allocated to the low-income rate program. The parties expect that the $1.6 million will be secured from one-time non-recurring sources, such as future expected proceeds from the sale of Company properties, but if these sources are not available the balance will be deferred for future recovery.

Arrears Avoidance Program

         This program will provide arrears avoidance for customers participating in the aggregation program described above and who are eligible to enter into a deferred payment agreement (DPA) with the Company. However, if, for any reason, the aggregation program described above is not implemented by the commencement of RY6, participation will then be open to customers who are receiving Supplemental Security Income (SSI) or have received a Home Energy Assistance Program (HEAP) grant in the preceding year or who are being served under a Utility Guarantee (as a "UG Customer" or "UGC") or as a DVC.

         Eligible participating customers, except UGCs and DVCs to the extent precluded by law, will be required to enter into a DPA in conformance with HEFPA and Commission rules. Customers who make timely payments under the DPA for one year will qualify for a grant against their arrears of up to a maximum of $200 per customer on a one-time basis. Grants provided under this program are limited to $2 million, with the expectation that grants will be provided in RYs 5 and 6. One-half of the total amount will be secured from one-time non-recurring sources, such as future expected proceeds from the sale of Company properties, but if these sources are not available one-half of the Company's actual expenditures will be deferred for future recovery. The Company will submit an evaluation of the program to Staff and the signatory parties within 60 days after the end of RY6.

Energy Efficiency Program

         As noted elsewhere in this Agreement, funding of system benefits charge
(SBC) programs in the future will be determined by the Commission at a later date. The parties endorse the

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                                       6

concept that delivery of low income energy efficiency programs administered through the SBC be coordinated with delivery of the programs described in this Appendix F. Specifically, Staff recommends that the Commission should consider whether a portion of SBC funding should fund a program for direct installation of energy efficient measures as an incentive for participation in the aggregation program, with a portion reserved for participating customers, and a second portion targeting owners of privately-owned multi-family buildings housing predominantly low income tenants. The latter is intended to provide a means of enlisting building owners in marketing the program. Implementation of such measures should be considered in the development of the aggregation plan.